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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FOSSIL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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FOSSIL, INC.
901 S. Central Expressway
Richardson, Texas 75080

        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2013

To the Stockholders of Fossil, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Fossil, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 901 S. Central Expressway, Richardson, Texas 75080, on the 22nd day of May 2013, at 9:00 a.m. (local time) for the following purposes:

          1.     To elect ten (10) directors to the Company's Board of Directors to serve for a term of one year or until their respective successors are elected and qualified.

          2.     To hold an advisory vote on executive compensation as disclosed in these materials.

          3.     To ratify the appointment of Deloitte and Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 28, 2013.

          4.     To vote on an amendment to the Company's certificate of incorporation to change its corporate name to Fossil Group, Inc.

          5.     To vote on a stockholder proposal as described in these materials, if properly presented at the Annual Meeting.

          6.     To transact any and all other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

        The Board of Directors has fixed the close of business on March 28, 2013 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to the meeting.

        You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, however, you are urged to vote your shares as soon as possible so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. You may vote your shares via a toll-free telephone number or over the Internet. Alternatively, if you request or receive a paper copy of the proxy materials by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Voting in one of these ways will ensure that your shares are represented at the meeting. Your proxy will be returned to you if you are present at the meeting and request its return in the manner provided for revocation of proxies in the enclosed proxy statement.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Randy S. Hyne
                       Vice President,
                      General Counsel and Secretary

April [    •    ], 2013
Richardson, Texas

        Important notice regarding the availability of proxy materials for the annual meeting to be held on May 22, 2013: Our official Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders covering the Company's fiscal year ended December 29, 2012 are also available at http://viewproxy.com/fossil/2013/.

FOSSIL, INC.
901 S. Central Expressway
Richardson, Texas 75080

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2013

SOLICITATION AND REVOCABILITY
OF PROXIES

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fossil, Inc., a Delaware corporation (the "Company"), of your proxy to be voted at the 2013 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 22, 2013, at the time and place and for the purpose of voting on the matters set forth in the Notice of Annual Meeting of Stockholders (the "Annual Meeting Notice") and at any adjournment(s) or postponement(s) thereof. These matters include:

          1.     To elect ten (10) directors to the Company's Board of Directors to serve for a term of one year or until their respective successors are elected and qualified.

          2.     To hold an advisory vote on executive compensation as disclosed in these materials.

          3.     To ratify the appointment of Deloitte and Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 28, 2013.

          4.     To vote on an amendment to the Company's certificate of incorporation to change its corporate name to Fossil Group, Inc.

          5.     To vote on a stockholder proposal as described in these materials, if properly presented at the Annual Meeting.

          6.     To transact any and all other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

        When proxies are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, the shares will be voted: FOR each of the ten nominees named in this proxy statement for election to the Board of Directors under Proposal 1; FOR approval of the compensation of the Company's named executive officers under Proposal 2; FOR the ratification of the appointment of Deloitte and Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 28, 2013 under Proposal 3; FOR an amendment to our certificate of incorporation to change our corporate name to Fossil Group, Inc.; and AGAINST the stockholder proposal under Proposal 5.

INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS

        Important notice regarding the availability of proxy materials for the Annual Meeting to be held on May 22, 2013: Our official Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders covering the Company's fiscal year ended December 29, 2012 are also available at http://viewproxy.com/fossil/2013/.

        As permitted by Securities and Exchange Commission ("SEC") rules, we are making the Annual Meeting Notice, this proxy statement and our Annual Report available to our stockholders primarily via the Internet, rather than mailing printed copies of these materials to each stockholder. We believe that this process will expedite stockholders' receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. Each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) will receive a Notice of Internet Availability of Proxy Materials (the "Proxy Notice") containing instructions on how to access and review the proxy materials, including the Annual Meeting Notice, this proxy statement and our Annual Report, on the Internet and how to access an electronic proxy card to vote on the Internet. The Proxy Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive a Proxy Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive a Proxy Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Proxy Notice.

GENERAL

        The executive offices of the Company are located at, and the mailing address of the Company is, 901 S. Central Expressway, Richardson, Texas 75080.

        This proxy statement (the "Proxy Statement") and form of proxy are being mailed or made available to stockholders on or about April [    •    ], 2013. The accompanying Annual Report to Stockholders (the "Annual Report") covering the Company's fiscal year ended December 29, 2012 does not form any part of the materials for solicitation of proxies.

        Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Annual Meeting Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

        The cost of preparing, assembling, posting on the Internet, printing and mailing the Proxy Notice, Annual Meeting Notice, Annual Report, this Proxy Statement, and the form of proxy, as well as the reasonable costs of forwarding solicitation materials to the beneficial owners of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and other costs of solicitation, will be borne by the Company. Officers and employees of the Company may solicit proxies, either through personal contact or by mail, telephone or other electronic means. These officers and employees will not receive additional compensation for soliciting proxies, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries, with shares of Common Stock registered in their names, will be requested to forward solicitation materials to the beneficial owners of such shares of Common Stock.

        With respect to eligible stockholders who share a single address, we are sending only one Proxy Statement or Proxy Notice to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such address wishes to receive a separate Proxy Statement in the future, he or she may contact Investor Relations, Fossil, Inc., 901 S. Central Expressway, Richardson, Texas 75080 or call (972) 234-2525 and ask for Investor Relations. Eligible stockholders of record receiving multiple copies of our proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

        We hereby undertake to deliver promptly, upon written or oral request, a copy of the Proxy Statement or Proxy Notice to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be directed to the address or phone number set forth above.

 QUORUM AND VOTING

        The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 28, 2013 (the "Record Date"). On the Record Date, there were [    •    ] shares of Common Stock issued and outstanding.

        Each holder of Common Stock is entitled to one vote per share on all matters to be acted upon at the meeting and neither the Company's Third Amended and Restated Certificate of Incorporation (the "Charter") nor its Third Amended and Restated Bylaws (the "Bylaws"), allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented.

        Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the Annual Meeting is required for the election of directors (Proposal 1). However, pursuant to the Company's Corporate Governance Guidelines, in an uncontested election of directors, any nominee for director who has a greater number of votes "withheld" from his or her election than votes "for" such election (a "Majority Withheld Vote") is required to promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept such resignation; however, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee among themselves and recommend to the Board of Directors whether to accept such resignations. The Board of Directors will act upon such recommendation(s) within 90 days following certification of the stockholder vote.

        Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on Proposals 2, 3, 4 and 5 is required to approve the compensation of the Company's named executive officers, ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm, approve the amendment to our certificate of incorporation to change our corporate name to Fossil Group, Inc. and approve the stockholder proposal. An automated system administered by an independent third party tabulates the votes. Each proposal is tabulated separately. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum. Abstentions will have the effect of a vote against Proposals 2, 3, 4 and 5. Abstentions will have no effect with respect to Proposal 1. Broker non-votes will have no effect with respect to Proposals 1, 2, 4 and 5 and are inapplicable to Proposal 3.

HOW TO VOTE

        You may vote by proxy or in person at the Annual Meeting. We suggest that you vote by proxy even if you plan to attend the meeting. If you are the stockholder of record, you can vote by proxy via a toll-free telephone number, over the Internet or by mail. Please refer to your Proxy Notice or the proxy card included with these proxy materials for instructions on how to access an electronic proxy card to vote on the Internet, vote by telephone, or to receive a paper copy of the proxy materials to vote by mail.

        If you are not the record holder of your shares of Common Stock, please follow the instructions provided by your broker, bank or other nominee.

        Any stockholder of the Company giving a proxy may revoke the proxy at any time before its exercise by voting in person at the Annual Meeting, by submitting a duly executed proxy bearing a later date by telephone, via the Internet or by mail or by giving written notice of revocation to the Company addressed to Randy S. Hyne, Vice President, General Counsel and Secretary, Fossil, Inc., 901 S. Central Expressway, Richardson, Texas 75080. No such revocation shall be effective, however, unless the notice of revocation has been received by the Company at or prior to the Annual Meeting.

        To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations at (972) 234-2525.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The Company's only outstanding class of equity securities is its Common Stock. The following table sets forth information regarding the beneficial ownership of Common Stock as of March 14, 2013 by (i) each Named Executive Officer (as defined in "Compensation Discussion and Analysis"); (ii) each director and director nominee of the Company; (iii) all present executive officers and directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent (5%) of the Common Stock as of March 14, 2013. The address of each officer and director is c/o Fossil, Inc., 901 S. Central Expressway, Richardson, Texas 75080.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number		Percent
Darren E. Hart	10,226	(3)	*
Kosta N. Kartsotis	6,413,039	(4)	10.8%
Mike Kovar	46,905	(5)	*
Jennifer Pritchard	35,629	(6)	*
Mark D. Quick	62,780	(7)	*
Dennis R. Secor	3,014	(8)	*
John A. White	4,384	(9)	*
Elaine Agather	3,957	(10)	*
Jeffrey N. Boyer	22,257	(11)	*
Diane Neal	1,938	(12)	*
Thomas M. Nealon	1,787	(13)	*
Elysia Holt Ragusa	9,257	(14)	*
Jal S. Shroff	550,402	(15)	*
James E. Skinner	27,657	(16)	*
Michael Steinberg	11,679	(17)	*
Donald J. Stone	39,653	(18)	*
James M. Zimmerman	18,257	(19)	*
All executive officers and directors as a group (19 persons)	7,302,984	(20)	12.3%
Brown Advisory Incorporated	3,266,860	(21)	5.5%
FMR LLC	9,000,530	(22)	15.2%
T. Rowe Price Associates, Inc.	10,680,023	(23)	18.0%
The Vanguard Group	3,098,118	(24)	5.2%

*
Less than 1%

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Beneficial ownership information is based on the most recent Form 3, 4 and 5 and Schedule 13D and 13G filings with the SEC and reports made directly to the Company. The number of shares shown as beneficially owned includes shares of Common Stock subject to stock options and stock appreciation rights exercisable, and restricted stock units that will vest, within 60 days after March 14, 2013. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
The percentages indicated are based on 59,277,002 shares of Common Stock outstanding on March 14, 2013. Shares of Common Stock subject to stock options and stock appreciation rights exercisable, and restricted stock units that will vest, within 60 days after March 14, 2013 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

(3)
Includes 3,430 shares of Common Stock subject to stock appreciation rights, of which 1,781 shares have a grant price of $128.29, and 1,649 shares have a grant price of $127.84, all exercisable within 60 days. Also includes 5,886 shares of Common Stock subject to restricted stock units that vest within 60 days.

(4)
Includes 468,248 shares of Common Stock pledged as collateral to secure a margin loan with Citi Smith Barney and 223,509 shares of Common Stock in grantor retained annuity trusts.

(5)
Includes 12,375 shares of Common Stock subject to stock appreciation rights, of which 3,600 shares have a grant price of $30.71, 1,200 shares have a grant price of $13.65, 3,860 shares have a grant price of $38.40, 2,311 shares have a grant price of $81.23 and 1,404 shares have a grant price of $127.84, all exercisable within 60 days. Also includes 591 shares of restricted stock and 8,934 shares of Common Stock subject to restricted stock units that vest within 60 days.

(6)
Includes 20,025 shares of Common Stock subject to stock appreciation rights, of which 1,200 shares have a grant price of $31.24, 3,000 shares have a grant price of $30.71, 4,800 shares have a grant price of $13.65, 5,575 shares have a grant price of $38.40, 3,380 shares have a grant price of $81.23 and 2,070 shares have a grant price of $127.84, all exercisable within 60 days. Also includes 14,282 shares of Common Stock subject to restricted stock units that vest within 60 days.

(7)
Includes 31,053 shares of Common Stock subject to stock appreciation rights, of which 6,000 shares have a grant price of $30.71, 6,000 shares have a grant price of $13.65, 8,806 shares have a grant price of $38.40, 5,474 shares have a grant price of $81.23 and 4,773 shares have a grant price of $127.84, all exercisable within 60 days. Also includes 1,471 shares of restricted stock and 27,969 shares of Common Stock subject to restricted stock units that vest within 60 days.

(8)
Consists of shares of Common Stock subject to restricted stock units that vest within 60 days.

(9)
Consists of shares of Common Stock subject to restricted stock units that vest within 60 days.

(10)
Includes 1,679 shares of Common Stock subject to restricted stock units that vest within 60 days.

(11)
Includes 15,000 shares of Common Stock subject to stock options exercisable within 60 days and 1,679 shares of Common Stock subject to restricted stock units that vest within 60 days.

(12)
Includes 1,679 shares of Common Stock subject to restricted stock units that vest within 60 days.

(13)
Consists of shares of Common Stock subject to restricted stock units that vest within 60 days.

(14)
Includes 5,000 shares of Common Stock subject to stock options exercisable within 60 days and 1,679 shares of Common Stock subject to restricted stock units that vest within 60 days.

(15)
Includes indirect ownership of 545,442 shares of Common Stock owned of record by Healing Light Limited, an entity controlled by Mr. Shroff. Mr. Shroff and his wife, Mrs. Pervin Shroff, share voting and investment power with respect to 545,442 shares of Common Stock. Also includes 1,679 shares of Common Stock subject to restricted stock units that vest within 60 days.

(16)
Includes 15,000 shares of Common Stock subject to stock options exercisable within 60 days and 1,679 shares of Common Stock subject to restricted stock units that vest within 60 days.

(17)
Includes 10,000 shares of Common Stock subject to stock options exercisable within 60 days and 1,679 shares of Common Stock subject to restricted stock units that vest within 60 days.

(18)
Includes 10,000 shares of Common Stock subject to stock options exercisable within 60 days and 1,679 shares of Common Stock subject to restricted stock units that vest within 60 days.

(19)
Includes 9,000 shares of Common Stock subject to stock options exercisable within 60 days and 1,679 shares of Common Stock subject to restricted stock units that vest within 60 days.

(20)
Reflects the information in footnotes (3) through (19) above, and includes 20 shares of Common Stock owned by Mr. Livio Galanti as custodian for Gabriel Galanti, minor child, 32 shares of restricted stock and 10,491 shares of Common Stock subject to restricted stock units that vest within 60 days that are owned by Mr. Galanti and 1,949 shares of Common Stock subject to restricted stock units owned by Mr. Thomas M. Kennedy that vest within 60 days.

(21)
Based on information contained in Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 7, 2013 by Brown Advisory Incorporated ("BA, Inc."), which indicates that (i) BA, Inc. has sole voting power relative to 2,393,740 shares of Common Stock and shared dispositive power over 3,266,860 shares of Common Stock, (ii) Brown Advisory, LLC has sole voting power relative to 2,253,779 shares of Common Stock and shared dispositive power over 3,126,029 shares of Common Stock, and (iii) Brown Investment Advisory & Trust Company has sole voting power relative to 139,961 shares of Common Stock and shared dispositive power over 140,831 shares of Common Stock. The address of BA, Inc. is 901 South Bond Street, Suite 400, Baltimore, Maryland 21231.

(22)
Based on information contained in Amendment No. 17 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013 by FMR LLC ("FMR"), which indicates that (i) FMR has sole voting power over 16,967 shares of Common Stock and sole dispositive power over 9,000,530 shares of Common Stock, (ii) Edward C. Johnson 3d has sole dispositive power over 9,000,530 shares of Common Stock, and (iii) Fidelity Growth Company Fund, an investment company registered under the Investment Company Act of 1940, has an interest in 5,753,744 shares of Common Stock. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(23)
Based on information contained in Amendment No. 3 to Schedule 13G filed with the Securities and Exchange Commission on February 7, 2013 by T. Rowe Price Associates, Inc. ("Price Associates"), which indicates that Price Associates has sole voting power over 3,678,448 shares of Common Stock and sole dispositive power over 10,680,023 shares of Common Stock. These securities are owned by various individual investors and institutional investors, including T. Rowe Price International and the T. Rowe Price

  Mutual Funds, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(24)
Based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013 by The Vanguard Group ("Vanguard"), which indicates that Vanguard has sole voting power over 94,938 shares of Common Stock, sole dispositive power over 3,006,480 shares of Common Stock, and shared dispositive power over 91,638 shares of Common Stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

 ELECTION OF DIRECTORS
(Proposal 1)

        The Board of Directors currently consists of twelve members. Each of our current directors will stand for reelection at the Annual Meeting, except Michael Steinberg and Donald J. Stone whose terms expire at the Annual Meeting.

        To be elected as a director, each director nominee must receive a plurality of the votes cast at the Annual Meeting for the election of directors. A description of our policy regarding nominees who receive a Majority Withheld Vote in an uncontested election is set forth under "Quorum and Voting." Should any director nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may nominate or designate. Each director nominee has expressed his or her intention to serve the entire term.

Directors and Nominees

        The following table and text set forth the name, age and positions of each director nominee:

Name	Age	Position
Elaine Agather	57	Director
Jeffrey N. Boyer	54	Director
Kosta N. Kartsotis	60	Chairman of the Board and Chief Executive Officer
Diane L. Neal	56	Director
Thomas M. Nealon	52	Director
Mark D. Quick	64	Director
Elysia Holt Ragusa	62	Lead Independent Director
Jal S. Shroff	76	Director
James E. Skinner	59	Director
James M. Zimmerman	69	Director

        The following sets forth biographical information and the qualifications and skills for each director nominee:

        Elaine Agather was appointed to the Board of Directors effective February 12, 2007. Ms. Agather is currently a member of the Company's Audit Committee and Chairperson of the Compensation Committee. Since 1999, Ms. Agather has served as Chairperson of JP Morgan Chase, Dallas Region. She also has served as South Region Head and Managing Director of JPMorgan Private Bank since 2001. From 1992 until 1999, she served as Chairperson of Texas Commerce Bank in Fort Worth, Texas. Ms. Agather has extensive leadership experience as CEO and Chairperson of large organizations, substantial banking experience and financial acumen developed through her CEO and Chairperson experience.

        Jeffrey N. Boyer was appointed to the Board of Directors effective December 20, 2007. Mr. Boyer is currently Chairperson of the Company's Audit Committee and a member of the Finance Committee. He has served as Executive Vice President and Chief Operating Officer of 24 Hour Fitness Worldwide, one of the world's largest privately owned and operated fitness center chains, since June 2012, and prior to that served as their Executive Vice President and Chief Financial Officer since April 2008. Mr. Boyer previously served as President and Chief Financial Officer of Michaels Stores, Inc. from March 2006 until March 2008. Mr. Boyer also held the position of Executive Vice President and Chief Financial Officer of Michaels Stores, Inc. from January 2003 to March 2006. Prior to joining Michaels, he served as the Executive Vice President and Chief Financial Officer of Kmart Corporation. From 1996 until 2001, he held multiple positions with Sears, Roebuck & Company, advancing to the post of Senior Vice President and Chief Financial Officer. Mr. Boyer has extensive leadership experience as

CFO of large organizations and experience in accounting, finance, capital markets, strategic planning and risk management developed through his CFO and public accounting experience and has been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules.

        Kosta N. Kartsotis has served as Chief Executive Officer since October 2000 and Chairman of the Board since May 2010. Mr. Kartsotis also served as President of the Company from December 1991 to December 2006 and as Chief Operating Officer from December 1991 until October 2000. Mr. Kartsotis joined the Company in 1988. He has been a director of the Company since 1990. Mr. Kartsotis has extensive senior level experience as our CEO, substantial experience in the fashion retailing industry and substantial sales, marketing and merchandising experience. He has deep knowledge of the Company and its businesses, having served on our Board since 1990.

        Diane L. Neal was appointed to the Board of Directors on February 20, 2012, and she is currently a member of the Compensation Committee and Nominating and Corporate Governance Committee. Ms. Neal most recently served as CEO of Bath & Body Works, a national retailer of personal care products. She resigned from that position in July 2011 to relocate to San Francisco for personal reasons. Ms. Neal joined Bath & Body Works in November 2006 as President and COO and held those positions until her promotion to CEO in June 2007. Prior to joining Bath & Body Works, Ms. Neal served as President of the Outlet Division for Gap Inc., a leading global specialty retailer, where she was responsible for the outlet business for all three Gap Inc. brands. Prior to joining Gap Inc., Ms. Neal spent 22 years with Target Corporation in multiple divisions, including Dayton's Department Stores (now Macy's), Mervyn's, Target Sourcing Services and Target Stores. During her career with Target Corporation, Ms. Neal spent 16 years at Target Stores, where she held multiple positions and responsibilities, including merchandising, planning, distribution and sourcing. Ms. Neal was promoted to President of Mervyn's in 2001 and served in that capacity until 2004, when she joined Gap Inc. Ms. Neal has extensive leadership experience as the CEO of a large organization and substantial experience in retailing, merchandising and strategic planning.

        Thomas M. Nealon was appointed to the Board of Directors on April 16, 2012, and he is currently a member of the Company's Finance Committee and Nominating and Corporate Governance Committee. Mr. Nealon is currently a member of the Board of Directors of Southwest Airlines Co. Mr. Nealon most recently served as Group Executive Vice President at J. C. Penney Company, Inc. Mr. Nealon resigned from that position effective December 1, 2011 for personal reasons. Mr. Nealon joined J. C. Penney, a national retailer, in 2006 as Chief Information Officer and held that position until his promotion to Group Executive Vice President in [month] 2010. Prior to joining J. C. Penney, he was with Electronic Data Systems, an information technology and services company now a division of the Hewlett-Packard Company, from 2004 to 2006 where he served on assignment as the Senior Vice President and Chief Information Officer for Southwest Airlines Co. Prior to joining Electronic Data Systems, Mr. Nealon was a partner from 2000 to 2004 at the Feld Group, an IT management consultancy firm later acquired by Electronic Data Systems. Mr. Nealon also spent fifteen years with Frito-Lay, Inc., a division of PepsiCo, ultimately serving as Chief Information Officer. Mr. Nealon has extensive experience in information technology, corporate strategy and e-commerce.

        Mark D. Quick was appointed to the Board of Directors on October 26, 2012. Mr. Quick served as Vice Chairman of the Company from January 2007 until October 2012. Mr. Quick served as our President, Fashion Accessories from October 2000 until December 2006 and President, Stores Division from March 2003 until September 2006. Mr. Quick also served as our Executive Vice President from March 1997 until October 2000. From November 1995 until March 1997, he served as our Senior Vice President—Accessories. Mr. Quick has deep knowledge of the Company and its businesses, having served as an employee of the Company for approximately 17 years.

        Elysia Holt Ragusa was appointed to the Board of Directors effective December 20, 2007. Ms. Ragusa is currently a member of the Company's Compensation Committee and Chairperson of the Nominating and Corporate Governance Committee. Ms. Ragusa is also currently the Lead Independent Director and has served in that role since May 2010. Ms. Ragusa currently serves on the Board of Directors of Texas Capital Bancshares Inc. She has served as Senior Managing Director and International Director for Jones Lang LaSalle since July 2008. Jones Lang LaSalle provides integrated real estate and investment management services to owner, occupier and investor clients worldwide. She previously served as President, Corporate Services-East Staubach Holdings, Inc., and was a member of both the Executive Committee and The Staubach Company's Board of Directors. Ms. Ragusa served as President and Chief Operating Officer of The Staubach Company from July 2001 until June 2007. Jones Lang LaSalle and The Staubach Company merged in 2008. Ms. Ragusa has extensive experience in leading large organizations with special skills in operations, marketing, sales and developing people. She also has experience in commercial real estate acquisition and disposition.

        Jal S. Shroff is formerly an employee of Fossil (East) Limited and served as its Managing Director from January 1991 until July 2009. Mr. Shroff has been a director of the Company since April 1993. Mr. Shroff has extensive experience in manufacturing and sourcing operations and has a broad knowledge of the Asia-Pacific markets for our products having been based in Hong Kong since 1959. He has deep knowledge of the Company and its businesses, having served on our Board since 1993.

        James E. Skinner was appointed to the Board of Directors effective December 20, 2007. Mr. Skinner is currently a member of the Company's Audit Committee and Chairperson of the Finance Committee. He has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of The Neiman Marcus Group, Inc., a luxury retailer, since October 2010, and prior to that date had been serving as Executive Vice President and Chief Financial Officer. From 2001 until October 2007, he held the position of Senior Vice President and Chief Financial Officer of The Neiman Marcus Group, Inc. Mr. Skinner served as Senior Vice President and Chief Financial Officer of CapRock Communications Corp. in 2000. Mr. Skinner has extensive leadership experience as CFO of large organizations and experience in accounting, finance, capital markets, strategic planning and risk management developed through his CFO and public accounting experience and has been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules.

        James M. Zimmerman was appointed to the Board of Directors effective September 5, 2007. Mr. Zimmerman is currently a member of the Company's Finance Committee and Nominating and Corporate Governance Committee. Mr. Zimmerman currently serves as a member of the Board of Directors of The Chubb Corporation and Furniture Brands International. Mr. Zimmerman retired from Federated Department Stores in February 2004 after serving for the previous six years as Chairman and Chief Executive Officer, and prior to that as President and Chief Operating Officer beginning in May 1988. He is a former member of the Board of Directors of The Convergys Corporation, The Goodyear Tire and Rubber Company, and the H.J. Heinz Company. Mr. Zimmerman has extensive executive experience in leading a large retail company and strong skills in retail operations, strategic planning and public company executive compensation. He also brings insights to our Board from his service on other public company boards.

        The following directors with terms expiring at the Annual Meeting are not standing for re-election:

        Michael Steinberg has been a director of the Company since March 2000. Mr. Steinberg is currently a member of the Company's Compensation Committee and Nominating and Corporate Governance Committee. Mr. Steinberg served as Chairman and Chief Executive Officer of Macy's West, a Division of Federated Department Stores, Inc., a national retailer, from which he retired in January 2000. Mr. Steinberg has extensive experience in leading a large retail company, and substantial experience in retailing, merchandising and strategic planning. He has deep knowledge of the Company and its businesses, having served on our Board since 2000.

        Donald J. Stone has been a director of the Company since April 1993. Mr. Stone is currently a member of the Company's Nominating and Corporate Governance Committee. Mr. Stone served as the Lead Independent Director from May 2007 until May 2010. Mr. Stone served as Vice Chairman of Federated Department Stores until February 1988, at which time he retired. Mr. Stone has extensive experience in leading a large retail company and substantial experience in retailing and strategic planning. He has deep knowledge of the Company and its businesses, having served on our Board since 1993.

        Unless otherwise directed in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by such proxy for the election of each of the director nominees. Each of the director nominees is presently a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE ABOVE FOR THE BOARD OF DIRECTORS.

Board Committees and Meetings

        The Board of Directors held four meetings during the fiscal year ended December 29, 2012. During 2012, each director attended 75% or more of the aggregate of the meetings of the Board of Directors and the meetings held by all committees of the Board on which such director served. The Board of Directors strongly encourages that directors make a reasonable effort to attend the Company's Annual Meeting. All of the then current members of the Board of Directors attended the Company's 2012 Annual Meeting of Stockholders.

        The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board. Copies of the charters can be obtained free of charge from the Company's web site, www.fossil.com, by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

        The committees on which the directors serve as of March 22, 2013 and the number of committee meetings held in fiscal 2012 are shown in the chart below.

Director	Audit Committee	Compensation Committee	Finance Committee	Nominating and Corporate Governance Committee
Elaine Agather	X	X (Chairperson)
Jeffrey N. Boyer	X (Chairperson)		X
Diane L. Neal		X		X
Thomas M. Nealon			X	X
Elysia Holt Ragusa		X		X (Chairperson)
James E. Skinner	X		X (Chairperson)
Michael Steinberg		X		X
Donald J. Stone				X
James M. Zimmerman			X	X
Number of Committee Meetings in fiscal 2012:	9	9	5	4

        Audit Committee.    The functions of the Audit Committee are to:

  •
  appoint the Company's independent registered public accounting firm;

  •
  review the plan and scope of any audit of the Company's consolidated financial statements;

  •
  review the Company's significant accounting policies and other related matters;

  •
  review the Company's annual and quarterly reports and earnings releases;

  •
  oversee the surveillance of administration, disclosure and financial controls;

  •
  oversee the Company's compliance with legal and regulatory requirements;

  •
  oversee the Company's monitoring and enforcement of its Code of Conduct and Ethics;

  •
  review the qualifications and independence of any independent auditor of the Company; and

  •
  oversee the performance of the Company's internal audit function and the Company's independent auditors.

        Deloitte & Touche LLP, the Company's principal independent registered public accounting firm, reports directly to the Audit Committee. The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company's independent registered public accounting firm prior to the filing of officers' certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal control over financial reporting. The Audit Committee has adopted a procedure that enables confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. The Company's internal audit group reports directly to the Audit Committee on a quarterly basis.

        All members of the Audit Committee have been determined to be financially literate and to meet the appropriate Nasdaq and SEC standards for independence. See "Director Independence." The Audit Committee includes two independent directors, Messrs. Boyer and Skinner, who have been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules.

        Compensation Committee.    The functions of the Compensation Committee are to:

  •
  make recommendations to the Board of Directors regarding the compensation of Company executives;

  •
  produce annual reports on executive compensation for inclusion in the Company's proxy statement; and

  •
  oversee and advise the Board of Directors on the adoption of policies that govern, and to administer, the Company's compensation programs, including stock and benefit plans.

        All members of the Compensation Committee have been determined to meet the appropriate Nasdaq standards for independence. See "Director Independence." Further, each member of the Compensation Committee is a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act and an "outside director" as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        Finance Committee.    The functions of the Finance Committee are to oversee all areas of corporate finance for the Company, including capital structure, equity and debt financings, capital expenditures, cash management, banking activities and relationships, investments, foreign exchange activities, and share repurchase activities. All members of the Finance Committee have been determined to meet the Nasdaq standards for independence. See "Director Independence."

        Nominating and Corporate Governance Committee.    The functions of the Nominating and Corporate Governance Committee are to:

  •
  identify qualified individuals for membership on the Board of Directors;

  •
  recommend to the Board of Directors the director nominees for the next annual meeting of stockholders;

  •
  review the Company's corporate governance guidelines on an annual basis and recommend to the Board any changes deemed necessary or desirable; and

  •
  oversee the corporate governance affairs of the Board of Directors and the Company.

        The Nominating and Corporate Governance Committee's role includes periodically reviewing the compensation paid to non-employee directors, and making recommendations to the Board for any adjustments. In addition, the Nominating and Corporate Governance Committee conducts an annual review of the Company's succession plans relating to the chairman and chief executive officer positions. The Nominating and Corporate Governance Committee regularly reviews the purposes of the Board committees, recommends to the Board of Directors any necessary or desired changes to the purposes of such committees and whether any committees should be created or discontinued. All members of the Nominating and Corporate Governance Committee have been determined to meet the Nasdaq standards for independence. See "Director Independence."

Risk Oversight

        The Board of Directors takes an active role in overseeing management of the Company's risks through its review of risks associated with our operations and strategic initiatives and through each of the Board committees. Our Audit, Compensation, Finance and Nominating and Corporate Governance Committees are comprised solely of independent directors and have responsibility for the review of certain risks as defined in their governing documents. The Audit Committee reviews and discusses with management our major financial risks, including any risk assessment or risk management policies. The Audit Committee receives regular reports regarding enterprise risk from our Internal Audit Department and independent accountants and informs the Board of Directors of such matters through regular committee reports. In addition to receiving regular reports from the Audit Committee concerning our enterprise risk, the Board of Directors also reviews information concerning other risks through regular reports of its other committees, including information regarding financial risk management from the Finance Committee, compensation-related risk from the Compensation Committee and governance-related risk from the Nominating and Corporate Governance Committee.

Report of the Audit Committee

        The following is the report of the Audit Committee with respect to the Company's audited consolidated financial statements for the fiscal year ended December 29, 2012, which includes the consolidated balance sheets of the Company as of December 29, 2012 and December 31, 2011, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the three fiscal years in the period ended December 29, 2012, and the notes thereto. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed with the SEC" or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

Review and Discussions with Management

        The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

        The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), "Communication with Audit Committees" that includes, among other items, matters related to the conduct and the results of the audit of the Company's consolidated financial statements.

        The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from the Company.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

                      AUDIT COMMITTEE
                      Jeffrey N. Boyer, Chairperson
                      Elaine Agather
                      James E. Skinner

Corporate Governance

        The Company, with the oversight of the Board of Directors and its committees, operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. Copies of the Company's Corporate Governance Guidelines can be obtained free of charge from the Company's web site, www.fossil.com, by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

Director Independence

        The standards relied upon by the Board of Directors in affirmatively determining whether a director is "independent" in compliance with the rules of the Nasdaq are comprised, in part, of those objective standards set forth in the Nasdaq Marketplace Rules, which include the following bright line rules: (i) a director who is or was at any time during the past three years an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, whether by blood, marriage or adoption, and anyone sharing the director's home) is or was at any time during the past three years an executive officer of the Company, would not be independent; (ii) a director who received, or whose immediate family member received, from the Company compensation of more than $120,000 during any twelve consecutive months within the three years preceding the determination of independence, except for certain permitted payments, would not be independent; (iii) a director who is or who has an immediate family member who is, a current partner of the Company's outside auditor or who was, or who has an immediate family member who was, a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years would not be independent; (iv) a director who is, or whose immediate family member is, employed as an executive officer of another entity where at any time during the past three years any of the Company's executive officers served on the compensation committee would not be independent; and (v) a director who is, or who has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of any organization that, in the current or any of the past three fiscal years, has made payments to, or received payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $200,000, or 5% of such recipient's consolidated gross revenues, except for permitted payments, would not be independent.

        The Board of Directors, in applying the above-referenced standards, has affirmatively determined that our current directors Elaine Agather, Jeffrey N. Boyer, Diane L. Neal, Thomas M. Nealon, Elysia Holt Ragusa, James E. Skinner, Michael Steinberg, Donald J. Stone and James M. Zimmerman are "independent." As part of the Board's process in making such determination, each such director provided written assurances that all of the above-cited objective criteria for independence are satisfied and such director has no other "material relationship" with the Company that could interfere with such director's ability to exercise independent judgment.

Board Leadership Structure

        The Board is committed to promoting effective, independent governance of the Company. The Board strongly believes it is in the best interests of the stockholders and the Company for the Board to have the flexibility to select the best director to serve as chairman at any given time, regardless of whether that director is an independent director or the chief executive officer. Consequently, our Corporate Governance Guidelines allow the Board to determine whether to separate or combine the roles of the chairman and chief executive officer.

        To help ensure the independence of the Board, our Corporate Governance Guidelines require that, when the chairman is a member of management, the Chairperson of the Nominating and Corporate Governance Committee, who shall be an independent director, shall also act as a Lead Independent Director. The Lead Independent Director presides over all executive sessions of the non-management directors and other meetings of the Board in the absence of the chairman of the Board, serves as the principal liaison to the non-management directors and consults with the CEO regarding information to be sent to the Board, meeting agendas and establishing meeting schedules. In order to give a significant voice to our non-management directors, our Corporate Governance Guidelines also provide that the non-management directors of the Company meet regularly in executive session. The Company's independent directors held four formal meetings without management during fiscal 2012.

        Currently, the Board has determined that it is in the best interests of the stockholders and the Company for Mr. Kartsotis to serve as our chairman as well as our chief executive officer. Since May 2010, Ms. Elysia Ragusa has been our Lead Independent Director.

        The Board believes that this structure is effective and best for the Company at this point in time for several reasons. Mr. Kartsotis joined the Company in 1988 and has been a director since 1990. He holds a significant number of shares of our Common Stock, and since 2005 he has refused all forms of compensation for his service as an executive officer, expressing his belief that his primary compensation is met by continuing to drive stock price growth. The Board believes that as a long-term executive officer, director and significant stockholder, Mr. Kartsotis is well qualified to serve as our chairman and chief executive officer, and his interests are sufficiently aligned with the Company's stockholders. Mr. Kartsotis has extensive experience and knowledge of the Company and the fashion retailing industry and substantial sales, marketing and merchandising experience. The Board believes the Company has been well-served by this leadership structure and by Mr. Kartsotis' service. Mr. Kartsotis is the person with primary responsibility for our day-to-day operations and the execution of our strategies. Since our performance is one of the most important topics at Board meetings, it makes sense for Mr. Kartsotis to chair such discussions. This allows him to highlight important issues without unnecessary procedural delay. It also allows him to provide the proper context and background, including access to members of management and Company and industry reports, for each issue considered by the Board. Such background material is important given our size and complexity and the competitive nature of our industry. Mr. Kartsotis' extensive knowledge of the Company and involvement with day-to-day activities also helps ensure effective risk oversight for the Company. Mr. Kartsotis adheres to an "open door" policy in his communications with Board members and talks frequently with Board members. Furthermore, Board members are encouraged to freely communicate with any member of management at any time. The Board also believes it has been beneficial, in terms of its relationship with employees, stockholders, customers, business partners and others, to provide a single voice for the Company through Mr. Kartsotis. Having one person serve as both our chairman and chief executive officer demonstrates for our employees, stockholders, customers, business partners and others that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board of Directors eliminates the potential for confusion or duplication of efforts, and provides clear leadership for our Company. In addition, in Mr. Kartsotis, the Board has found an effective leader who is able to facilitate open and productive discussion, effectively utilize each individual director's unique perspective and expertise, lead the Board in innovative and creative problem solving and, by virtue of his personal ownership in the Company, to represent the interests of our stockholders as a whole.

Director Nomination Policy

        The Company has a standing Nominating and Corporate Governance Committee consisting entirely of independent directors. Each director nominee was recommended to the Board by the Nominating and Corporate Governance Committee for selection.

        The Nominating and Corporate Governance Committee will consider all proposed nominees for the Board of Directors, including those put forward by stockholders. Stockholder nominations should be addressed to the Nominating and Corporate Governance Committee in care of Randy S. Hyne, Vice President, General Counsel and Secretary, at the address appearing on the first page of this proxy statement, in accordance with the provisions of the Company's Bylaws. The Nominating and Corporate Governance Committee annually reviews with the Board the applicable skills and characteristics required of Board nominees in the context of current Board composition and Company circumstances. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers all factors it considers appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which the Company operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the Nominating and Corporate Governance Committee will first consider current Board members because they meet the criteria listed above and possess an in depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven very valuable to the Company. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

        The Board and the Nominating and Corporate Governance committee aim to assemble a diverse group of Board members and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board. The Board defines diversity as differences of viewpoint, professional experience, education and skills such as a candidate's range of experience serving on other public company boards, the balance of the business interest and experience of the candidate as compared to the incumbent or other nominated directors, and the need for any particular expertise on the Board or one of its committees.

Codes of Business Conduct and Ethics

        The Company has adopted a Code of Conduct and Ethics that applies to directors, officers and other employees of the Company and its subsidiaries. In addition, the Company has adopted a Code of Ethics for Senior Financial Officers, which includes the Company's principal executive officer, principal financial officer, and principal accounting officer. Violations of these codes may be reported to the Audit Committee. Copies of the codes can be obtained free of charge from the Company's web site, www.fossil.com, by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525. The Company intends to post any amendments to, or waivers from, its Code of Conduct and Ethics that apply to its principal executive officer, principal financial officer, and principal accounting officer on its web site at www.fossil.com.

Communication with the Board of Directors

        A stockholder who wishes to communicate with the Board of Directors, or specific individual directors, including the non-management directors as a group, may do so by writing to such director or directors in care of Randy S. Hyne, Vice President, General Counsel and Secretary, at the address appearing on the first page of this proxy statement. Communication(s) directed to members of the Board who are employees will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

Executive Officers

        The name, age, current position with the Company, and principal occupation during the last five years of Mr. Kartsotis and the year he first became an executive officer of the Company is set forth above under the caption "Election of Directors—Directors and Nominees," and with respect to each remaining executive officer is set forth in the following table and text:

Name	Age	Position
Livio Galanti	45	Executive Vice President
Darren E. Hart	50	Executive Vice President, Human Resources
Thomas M. Kennedy	51	Executive Vice President, Fossil Brand
Jennifer Pritchard	54	President, Retail Division
Dennis R. Secor	50	Executive Vice President, Chief Financial Officer and Treasurer
John A. White	41	Executive Vice President and Chief Operating Officer

        Livio Galanti has served as Executive Vice President since August 2007. Mr. Galanti served as Senior Vice President of Luxury Brands from December 2006 until July 2007. From November 2004 to November 2006, Mr. Galanti served as Senior Vice President of the Sports Division. Prior to joining the Company, Mr. Galanti served for three years as General Manager and joint venture partner in Timex Group Italia, a watch distribution, design and development company.

        Darren E. Hart has served as Executive Vice President, Human Resources, since June 2011. From 2001 until June 2011, Mr. Hart served in various roles for Limited Brands, an international company that sells personal care and beauty products, apparel and accessories. At Limited Brands, Mr. Hart most recently served as Executive Vice President for Bath & Body Works, a national retailer of personal care products. From 2001 until 2005, Mr. Hart served as Director of Leadership and Organizational Development for Victoria's Secret Stores, a global retailer of intimate apparel, sleepwear, hosiery and other apparel and beauty products. From 2005 until 2006, he served as Vice President of HR for Stores for Limited Brands, and from 2006 until 2007, he served as Senior Vice President of HR for Retail Operations for Limited Brands.

        Thomas M. Kennedy has served as Executive Vice President, Fossil Brand, since July 2012. From December 2009 until July 2012, Mr. Kennedy served as Senior Vice President, General Merchandising, for Fossil Stores I, Inc., a subsidiary of the Company. From January 2009 until December 2009, Mr. Kennedy served as a consultant to the retail industry. Mr. Kennedy served as President of Pacific Sunwear of California, Inc., a California lifestyle clothing retailer, from May 2004 to December 2008. From April 2001 to April 2004, he served as the Vice President of U.S. Apparel for Nike, Inc., an international company that sells footwear, apparel, equipment and accessories.

        Jennifer Pritchard has served as President, Retail Division since September 2006. From January 2004 until March 2006, she served as President of Arden B., a division of Wet Seal, Inc., a specialty retailer of apparel and accessory items. Prior to that, from October 2002 until January 2004, Ms. Pritchard served as President of Zutopia, another division of Wet Seal, and from April 2001 until October 2002, she served as Executive Vice President Product Development and Marketing of Tex 38, LLC, a Hong-Kong based design and production company.

        Dennis R. Secor has served as Executive Vice President, Chief Financial Officer and Treasurer since December 10, 2012. From July 2006 until December 2012, Mr. Secor served as Senior Vice President and Chief Financial Officer for Guess?, Inc., a national retailer of contemporary apparel, denim, handbags, watches, footwear and other fashion accessories. From August 2004 until July 2006, Mr. Secor served as Vice President and Chief Financial Officer for Electronic Arts (Canada), Inc., a Canadian video game developer.

        John A. White has served as Executive Vice President and Chief Operating Officer since September 4, 2012. From March 2007 until September 2012, Mr. White served in various roles for Pandora, A/S ("Pandora"), a global jewelry company headquartered in Denmark. At Pandora, Mr. White most recently served as President of Pandora North America, a division of Pandora. Prior to joining Pandora, Mr. White served as a Strategy Consultant for the Operations and Supply Chain Strategy and Design Team for Booz -- Allen -- Hamilton from April 2006 until March 2007.

FISCAL 2012 DIRECTOR COMPENSATION TABLE

        The following table provides information regarding director compensation during fiscal 2012.

Name(1)(2)	Fees Earned or Paid in Cash ($)(5)(6)	Stock Awards ($)(7)	Total ($)
Elaine Agather	89,250	119,981	209,231
Jeffrey N. Boyer	93,500	119,981	213,481
Gary Kusin(3)	27,125	0	27,125
Diane L. Neal	54,538	150,608	205,146
Thomas M. Nealon	47,962	133,917	181,879
Mark D. Quick(4)	11,058	84,176	95,234
Elysia Holt Ragusa	94,250	119,981	214,231
Jal S. Shroff	58,500	119,981	178,481
James E. Skinner	86,000	119,981	205,981
Michael Steinberg	66,750	119,981	186,731
Donald J. Stone	63,500	119,981	183,481
James M. Zimmerman	64,500	119,981	184,481

(1)
Mr. Kartsotis was a director and Named Executive Officer during 2012. Mr. Kartsotis did not receive any additional compensation for services as a director. As such, information about his compensation is listed in the Fiscal 2012, 2011 and 2010 Summary Compensation Table below.

(2)
Our directors' outstanding equity awards as of fiscal year end 2012 were as follows: Ms. Agather—3,500 options and 1,679 restricted stock units; Mr. Boyer—15,000 options and 1,679 restricted stock units; Mr. Kusin—0; Ms. Neal—1,938 restricted stock units; Mr. Nealon—1,787 restricted stock units; Mr. Quick—964 restricted stock units; Ms. Ragusa—5,000 options and 1,679 restricted stock units; Mr. Shroff—1,679 restricted stock units; Mr. Skinner—15,000 options and 1,679 restricted stock units; Mr. Steinberg—10,000 options and 1,679 restricted stock units; Mr. Stone—10,000 options and 1,679 restricted stock units; and Mr. Zimmerman—9,000 options and 1,679 restricted stock units.

(3)
Mr. Kusin did not stand for re-election at our 2012 Annual Meeting of Stockholders.

(4)
Effective October 26, 2012, Mr. Quick retired from his position as Vice Chairman and was appointed to the Board of Directors. The information in the table above for Mr. Quick represents pro-rated retainer fees and fees earned for attendance at Board meetings subsequent to October 26, 2012, as well as a pro-rated grant of restricted stock units granted pursuant to our 2008 Long-Term Incentive Plan (the "2008 Incentive Plan") on October 26, 2012. See footnote 7 below for a summary of the terms and conditions of the restricted stock units. Information about Mr. Quick's compensation as an executive officer is listed in the Fiscal 2012, 2011 and 2010 Summary Compensation Table below.

(5)
Includes retainer fees and fees earned for attendance at Board meetings and committee meetings.

(6)
The following amounts included in the fees listed were earned in fiscal 2012, but not paid until fiscal 2013: Ms. Agather—$21,250; Mr. Boyer—$23,125; Ms. Neal—$14,625; Mr. Nealon—$17,125; Mr. Quick—$11,058; Ms. Ragusa—$22,750; Mr. Shroff—$14,625; Mr. Skinner—$21,250; Mr. Steinberg—$15,875; Mr. Stone—$15,875; and Mr. Zimmerman—$17,125.

(7)
Consists of an award of restricted stock units granted to each director, other than Mr. Quick, on May 23, 2012 pursuant to the 2008 Incentive Plan. All awards vest 100% on the earlier of (i) the next annual stockholders meeting or (ii) one year from the date of grant. The amounts shown were not actually paid to the directors. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the restricted stock units awarded to each of them in 2012. These values were determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). See Note 15, Stockholders' Equity and Benefit Plans in the section entitled "Stock Options and Stock Appreciation Rights" in the "Notes to Consolidated Financial Statements" in the Annual Report on Form 10-K for fiscal 2012 for a discussion of the Company's determination of the aggregate grant date fair value of these awards. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

Director Compensation

        Cash Compensation.    The following table shows the annual cash retainers paid to non-employee directors and committee chairpersons in fiscal 2012. Non-employee directors who join the Board during the year receive a pro-rated annual cash retainer.

Position	Amount ($)
Non-Employee Director	$52,500
Lead Independent Director	$17,500
Audit Committee Chairperson	$20,000
Audit Committee Member	$2,500
Compensation Committee Chairperson	$15,000
Nominating and Corporation Governance Committee Chairperson	$10,000
Finance Committee Chairperson	$10,000

Each non-employee director also received a fee of $1,500 for each in-person Board meeting, and each committee member received a fee of $1,250 for each in-person committee meeting. Each non-employee director and committee member received a fee of $1,000 for each telephonic Board or committee meeting in excess of one hour. Payment is made for each Board and committee meeting attended even if a non-employee director attends more than one Board or committee meeting on the same day. The Company also reimbursed its directors for ordinary and necessary travel expenses incurred in attending such meetings.

        Stock Awards.    Prior to 2008, the Company made grants of stock options to non-employee directors pursuant to the Company's 1993 Non-employee Director Stock Option Plan. That plan was terminated when the 2008 Incentive Plan was adopted in May 2008, and the Company commenced granting stock options to non-employee directors under the 2008 Incentive Plan. The terms of the 1993 Non-employee Director Stock Option Plan continue to govern outstanding grants made under it prior to its termination. Effective January 2010, the Board terminated its practice of granting stock options to non-employee directors and instead grants restricted stock units. Each outside director of the Company who does not elect to decline to participate in the 2008 Incentive Plan is automatically granted restricted stock units as follows: (1) on the date of the annual stockholders meeting, each outside director is automatically granted restricted stock units with a fair market value of $100,000, which restricted stock units will vest 100% on the earlier of (i) the date of the next annual stockholders meeting or (ii) one year from the date of grant, provided the outside director is providing services to the Company or a subsidiary on that date; and (2) each individual who first becomes an outside director is automatically granted a one-time grant, effective as of the date of appointment, equal to the grant he or she would have received if he or she had been elected at the previous annual stockholders meeting, pro-rated based on the number of days such director will actually serve before the one-year anniversary of such previous annual stockholders meeting, which restricted stock units will vest 100% one year from the date of grant, provided the outside director is providing services to the Company or a subsidiary on that date. Notwithstanding the foregoing, in the event of an outside director's termination of service due to his or her death, all unvested restricted stock units will immediately become 100% vested. Restricted stock units are awarded subject to such terms and conditions as established by the Compensation Committee, which may include the requirement that the holder forfeit the restricted stock units upon termination of service during the period of restriction. Based upon the 2011 recommendation of Fredrick W. Cooke & Co., Inc., the Compensation Committee's compensation consultant ("FWC"), effective January 1, 2012, the annual grant of restricted stock units was increased from $100,000 to $120,000.

        The Compensation Committee is responsible for the administration of the 2008 Incentive Plan. The 2008 Incentive Plan provides that the Compensation Committee may make certain adjustments to the exercise price and number of shares subject to awards in the event of a dividend or other distribution, recapitalization, stock split, reorganization, merger or certain other corporate transactions. Subject to certain limitations, the Compensation Committee is authorized to amend the 2008 Incentive Plan as it deems necessary, but no amendment may adversely affect the rights of a participant with respect to an outstanding award without the participant's consent.

COMPENSATION DISCUSSION AND ANALYSIS

        This section contains a discussion of the material elements of compensation awarded to, earned by or paid to (i) our Chief Executive Officer ("CEO"), (ii) our Chief Financial Officer, (iii) our three other most highly compensated executive officers who were serving as executive officers as of December 29, 2012, (iv) Mike L. Kovar, who served as our Chief Financial Officer until December 10, 2012, and (v) Mark D. Quick, who would have been one of our three most highly compensated executive officers had he been serving as an executive officer as of December 29, 2012. These individuals are referred to as the "Named Executive Officers" in this proxy statement.

Executive Summary

        Our goal for our executive compensation program is to attract, motivate and retain executive officers, while aligning the interests of our executives with the interests of our stockholders. Compensation for our Named Executive Officers is comprised of a mix of base salary, annual cash incentive awards and long-term equity incentive awards. A substantial amount of each Named Executive Officer's total compensation is performance-based and linked to our operating performance.

        For fiscal 2012, Mr. Kartsotis, our CEO, continued to refuse all forms of compensation, expressing his belief that, given his level of stock ownership, his primary compensation is met by continuing to drive stock price growth, thereby aligning his interests with stockholders' interests. As a result, the following references to Named Executive Officers in this Compensation Discussion and Analysis do not include Mr. Kartsotis.

        In September 2012, we hired John A. White as our Executive Vice President and Chief Operating Officer. In December 2012, we hired Dennis R. Secor as our new Chief Financial Officer. We describe Mr. White's and Mr. Secor's fiscal 2012 compensation in a separate section of this Compensation Discussion and Analysis entitled "Hiring of New Executive Officers." As a result, unless otherwise indicated, the following references to Named Executive Officers in this Compensation Discussion and Analysis do not include Mr. White or Mr. Secor.

        In setting fiscal 2012 base salary and equity awards for the Named Executive Officers, our Compensation Committee considered our overall fiscal 2011 financial performance, the individual contributions of the Named Executive Officers to our overall fiscal 2011 financial performance, individual performance appraisals of the Named Executive Officers for fiscal 2011 and benchmarking data of our industry peer group. In addition, under our 2010 Cash Incentive Plan, cash bonus amounts for our Named Executive Officers were based on our fiscal 2012 financial performance and individual performance appraisals of the Named Executive Officers for fiscal 2012.

        Our financial performance for fiscal 2011 was again outstanding. We reported record levels of operating income for fiscal 2011, driven by double-digit sales growth across our operating segments. Our record results were achieved despite some continuing challenges in the global economy and product cost pressure. Financial highlights as reported for fiscal 2011 included:

  •
  net sales increased 26.4% to $2.6 billion, compared to $2.0 billion in fiscal 2010;

  •
  gross profit increased 24.6% to $1.4 billion, compared to $1.2 billion in fiscal 2010;

  •
  operating income increased 25.4% to $472.0 million, compared to $376.4 million in fiscal 2010;

  •
  net income increased 15.5% to $294.7 million, compared to $255.2 million in fiscal 2010; and

  •
  diluted earnings per share increased 22.3% to $4.61 per diluted share on 64.0 million shares, compared to $3.77 per diluted share on 67.7 million shares.

        The Compensation Committee's fiscal 2012 compensation decisions reflected our strong performance for fiscal 2011. As a result, in fiscal 2012, the Compensation Committee approved:

  •
  base pay increases ranging from approximately 5.5% to 10.7% for our Named Executive Officers based on an analysis of peer group companies and comparative, competitive compensation packages;

  •
  grants of restricted stock units and stock appreciation rights, each with a cash value on the date of grant between 18% and 63% of the Named Executive Officer's total cash compensation, consistent with our pay-for-performance compensation philosophy; and

  •
  a discretionary grant of restricted stock units with a grant date cash value of $100,000 for each Named Executive Officer in the first quarter of fiscal 2012 to reward them for the Company's exceptional financial performance in fiscal 2011.

        In fiscal 2012, the Compensation Committee also set operating income target thresholds for fiscal 2012 cash incentive awards at $520 million, $540 million and $590 million for payouts of 10%, 50% and 110%, respectively, of each Named Executive Officer's eligible cash incentive bonus amount as determined by such Named Executive Officer's 2012 performance rating. These target levels were set approximately 20% higher than the target levels set for fiscal 2011 to incentivize our Named Executive Officers to achieve increasingly higher levels of operating income.

        Our strong financial performance continued in fiscal 2012, in which we again reported record levels of operating income, driven by net sales increases in all segments. Our operating income increased 3.6% to $488.8 million, compared to fiscal 2011. However, we did not achieve the minimum threshold amount of $520 million set by the Compensation Committee for the payment of cash incentive awards in fiscal 2012. As a result, none of the Named Executive Officers received any of his or her eligible cash incentive bonus amount under our 2010 Cash Incentive Plan.

Compensation Program

Compensation Program Objectives and Philosophy

        Our compensation objectives are to maintain competitive pay practices that will enable us to attract, retain and reward executives who are capable of leading us in achieving our strategic business objectives. To meet these goals, we use base salary, performance-based short-term incentive compensation and long-term equity-based incentive awards. We believe this mix of short-term and long-term compensation rewards and reinforces the value-added contributions and attainment of performance objectives that aid us in achieving profitability goals and creating stockholder value. A significant portion of senior management's compensation is equity-based in order to emphasize the link between executive compensation and the creation of stockholder value as measured by increases in the price of our shares of Common Stock.

        We utilize external benchmarking data and a comparable industry peer group to establish competitive total compensation pay practices that are appropriate for our industry. We evaluate our executives' compensation on an annual basis and make changes accordingly. We also take into consideration current economic conditions and our financial projections. We target overall compensation for a Named Executive Officer achieving a "meets expectations" performance rating to be around the 50th percentile of the companies that we believe comprise our industry peer group and with whom we believe we principally compete for executive officer candidates. However, compensation may be set higher when considered necessary to attract or retain key executives or when an executive consistently achieves "outstanding" or "exceeds expectations" performance ratings.

        Although substantial portions of our compensation program are performance-based, we do not believe that the risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our company. In making this determination, our Executive Vice President of Human Resources (the "EVP of HR") and our Compensation Committee evaluated the risk profile of the Company's compensation programs and policies. In performing this evaluation, the EVP of HR and the Compensation Committee looked at each element of compensation and the associated risks and mitigating factors for each element of compensation. Specifically, the evaluation included the mix of short-term and long-term incentive compensation, extended vesting periods for long-term equity awards, the mix of corporate and specific business unit measures used in assessing performance, the use of multiple performance review criteria, the Compensation Committee's discretion in making individual awards and caps on individual compensation awards.

Overview of Compensation Program Design

        Our compensation program is designed to achieve our objectives of attracting, retaining and motivating employees and rewarding them for achievements that we believe will bring us success and create stockholder value. This program is designed to be competitive with the companies in the industry with which we compete for talent. A significant portion of the compensation for our Named Executive Officers includes annual long-term equity awards that have extended vesting periods. The purpose of these awards is to serve as both a retention tool and incentive mechanism that will encourage recipients to remain with us and create value for both the award recipient and our stockholders.

        In the first quarter of fiscal 2012, our Compensation Committee considered the following factors in establishing the base salary and long-term equity incentive compensation of our Named Executive Officers for fiscal 2012:

  •
  Our overall operating performance during fiscal 2011 and the contributions of the Named Executive Officers with respect to: (i) our overall performance; (ii) the results of each division and whether such division achieved its sales and/or expense goals; and (iii) the results of each division as compared to the budget for that division.

  •
  Individual performance appraisals of the Named Executive Officers and their contributions in furtherance of our performance goals in fiscal 2011 and other objectives as established by our CEO and the Compensation Committee, including a subjective evaluation of each Named Executive Officer's (i) vision and strategic direction with respect to his or her individual business responsibilities; (ii) ability to inspire and influence others; (iii) development of subordinates; (iv) execution of assigned tasks; and (v) ability to perform above and beyond the required scope and responsibilities of his or her enumerated role.

  •
  The compensation packages for executives who have similar positions and levels of responsibility at other companies in our industry peer group and relevant market benchmarking data.

Compensation Decision-Making

The Compensation Committee

        The Compensation Committee is appointed by the Board to exercise the Board's authority to compensate the executive management team and administer our stock-based and incentive compensation plans. The Compensation Committee typically meets in separate sessions at least on a quarterly basis. In addition, the Compensation Committee sometimes schedules special meetings or non-meeting "work sessions," either by telephone or in person, as necessary to fulfill its duties. Meeting agendas are established by the chairperson after consultation with other members of the Compensation Committee, the EVP of HR and Mr. Kartsotis, our CEO. The current members of the Compensation

Committee are Ms. Agather, who serves as chairperson, Ms. Neal, Ms. Ragusa and Mr. Steinberg. Each of these Compensation Committee members served on the Compensation Committee during all of fiscal 2012, other than Ms. Neal who was appointed to the committee in February 2012. The Compensation Committee's full responsibilities with respect to our compensation practices are set forth in its charter and summarized above under "Board Committees and Meetings—Compensation Committee."

        In late 2011, the Compensation Committee again engaged FWC to assist the Compensation Committee and management in reviewing and determining appropriate, competitive compensation for our executive officers for fiscal 2012. The Compensation Committee has engaged FWC since 2009 and believes FWC's familiarity with the Company and its compensation policies allows FWC to provide more meaningful insights to the Compensation Committee. FWC also reviewed the design and competitiveness of the Company's non-employee director compensation program. FWC has continued to provide to us, at our request, benchmarking, best practices and other data relevant to our compensation programs and changes thereto. In fiscal year 2012, FWC did not provide any other services to us.

        The Compensation Committee determined that the work of FWC did not raise any conflicts of interest in fiscal 2012. In making this assessment, the Compensation Committee considered the independence factors enumerated in new Rule 10C-1(b) under the Exchange Act, including the fact that FWC does not provide any other services to the Company, the level of fees received from the Company as a percentage of FWC's total revenue, policies and procedures employed by FWC to prevent conflicts of interest, and whether the individual FWC advisers to the Compensation Committee own any stock of the Company or have any business or personal relationships with members of the Compensation Committee or our executive officers.

Role of Executives in Establishing Compensation

        Our CEO, other members of management (particularly the EVP of HR), and Compensation Committee members regularly discuss our compensation issues and the performance and retention of our Named Executive Officers. Mr. Kartsotis with the assistance of the EVP of HR typically recommends to the Compensation Committee for its review, modification and approval the annual base salary, bonus and equity awards (if any) for the other members of the executive management team.

        The Compensation Committee would typically establish the base salary, bonus and equity incentive awards for the CEO, Mr. Kartsotis. However, Mr. Kartsotis again refused all forms of compensation for fiscal 2012. Mr. Kartsotis is one of the initial investors in our company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.

        Certain members of the executive management team and other employees regularly attend portions of Compensation Committee meetings in order to provide information and recommendations to the Compensation Committee as requested, although the Compensation Committee meets in executive session with only Compensation Committee members present when it deems appropriate. The CEO attended a portion of all of the Compensation Committee's formal meetings during fiscal 2012.

Use of Performance Rating

        Each Named Executive Officer's performance is evaluated annually in a performance review. The performance review leads to a performance rating, determined on the basis of both business metrics, which are quantitative measures of our performance and positioning, and position competencies, which are qualitative measures of individual performance and talent. Some of the business metrics include net sales, operating expense leverage, operating income, and gross margin. Some of the position competencies that are evaluated for each Named Executive Officer include setting direction and vision for the organization, cultivating corporate culture, managing resources, driving execution, decision making, leading communications, inspiring creativity and change, resolving conflict and collaborating, identifying and maximizing talent, coaching and developing, scorekeeping, and teambuilding. The overall performance review rating is used in determining base salary increases, short-term incentive payouts and the size of any equity grants.

        Performance ratings for each Named Executive Officer range from "outstanding," "exceeds expectations," "meets expectations," "improvement needed" to "unsatisfactory." The Compensation Committee and CEO review the qualitative and quantitative measures and subjectively determine the appropriate performance rating. The Compensation Committee and CEO do not assign any specific weights to the various qualitative and quantitative factors nor do they use any formulas to determine the appropriate performance rating. In addition, no one qualitative or quantitative factor is material to the ultimate determination of each Named Executive Officer's performance rating.

        During the first quarter of fiscal 2012, the Compensation Committee considered each Named Executive Officer's 2011 performance appraisal in setting his or her base salary and equity incentive awards for fiscal 2012. In addition, during the first quarter of fiscal 2012, each Named Executive Officer's 2012 cash bonus was paid based on his or her 2011 performance appraisal.

        For fiscal year 2011, Mr. Quick received an "outstanding" performance rating and each of Mr. Hart, Mr. Kovar and Ms. Pritchard received an "exceeds expectations" performance rating.

Use of Industry Comparative Data

        We operate in a highly competitive industry and retaining qualified personnel is critical to operating a successful business. As a result, we gather as much information as possible about the total compensation levels and practices at other companies in our industry peer group. Determining the companies to use for this comparison is a complex task. Because some of our competitors are not publicly traded, it is difficult to obtain information about their specific executive positions that are comparable to those of our executives. With the help of the Human Resources Department and FWC, the Compensation Committee has developed a peer group of companies that it reviews. The Compensation Committee reviews the group annually and makes any necessary adjustments. The peer group is comprised so that the median revenue size of the peer group is at or close to our annual revenue. In fiscal 2012, the peer group consisted of the following 15 companies:

American Eagle Outfitters, Inc.	Deckers Outdoor Corporation	The Warnaco Group, Inc.
Abercrombie & Fitch Co.	The Estee Lauder Companies Inc.	Under Armour, Inc.
Chicos FAS, Inc.	Guess?, Inc.	Urban Outfitters Inc.
Coach, Inc.	PVH Corp.	VF Corporation
Columbia Sportswear Company	Ralph Lauren Corporation	Wolverine World Wide, Inc.

        The Human Resources Department, with the assistance of FWC, obtains relevant data for each company from that company's SEC filings or as otherwise available. In addition, the Human Resources Department utilizes executive compensation surveys to benchmark comparable positions.

        The data reviewed by the Compensation Committee in setting fiscal 2012 compensation included compensation information for each of the named executive officers identified by each company as well as each company's financial performance data. From this company-specific information as well as the surveys reviewed, our EVP of HR presented the data to the Compensation Committee by each compensation element. This data provided visibility into how the compensation of each of our Named Executive Officers compared to his or her peer group counterpart with respect to each compensation component and total compensation. The Compensation Committee evaluated base salaries, target bonuses, actual bonuses, stock option awards, restricted stock awards, and any other equity or incentive programs for which we could obtain data. The Compensation Committee did not assign any particular weights or formulas to the individual elements of compensation at peer companies or shown in the surveys. Rather, the Compensation Committee evaluated the compensation of each of the Named Executive Officers in light of the totality of the information reviewed for their peers.

Other Compensation Policies

        Consistent with our compensation philosophies described above, our goal for fiscal 2012 was to provide each Named Executive Officer with an executive compensation program that was appropriate to our business, as well as competitive with the compensation paid to comparable executives in our industry peer group.

        Historically, the Compensation Committee has not used a pre-established policy or target for allocating between either cash and non-cash or short-term and long-term incentive compensation. The CEO reviews information, surveys and other information he considers relevant, which includes information from FWC, to determine the appropriate level and mix of incentive compensation for each Named Executive Officer and make recommendations to the Compensation Committee, which also has access to the background material reviewed by the CEO. The portion of an executive's total compensation that is contingent upon our performance tends to increase commensurate with the executive's position within the Company. This approach is designed to provide more upside potential and downside risk for executives in more senior positions.

        We attempt to ensure that both cash and equity components of total compensation are tax deductible, to the maximum extent possible and applicable, by the use of stockholder-approved plans that are intended to comply, to the extent practicable, with Section 162(m) of the Code. In fiscal 2010, upon recommendation of the Compensation Committee, the Board of Directors adopted, and our stockholders approved, the Fossil, Inc. 2010 Cash Incentive Plan, which formalized our annual cash incentive award program and made it compliant with Section 162(m) of the Code.

        For fiscal 2012, our compensation program was structured to provide each Named Executive Officer with the opportunity to earn, through a combination of base salary and bonus target awards, total cash compensation around the 50th percentile of our industry peer group for a "meets expectations" performance rating. We also attempted to ensure that a substantial amount of each Named Executive Officer's total compensation was performance-based, was linked to our operating performance, and derived its long-term value from the market price of our Common Stock.

        In 2012, the Compensation Committee again discussed stock ownership guidelines. However, certain of our Named Executive Officers have been with us for a number of years and already have a significant portion of their financial net worth tied to the performance of our Common Stock. Therefore, the Compensation Committee decided not to institute any stock ownership guidelines in fiscal 2012.

Stockholder Say-on-Pay Votes

        Following our 2012 Annual Meeting of Stockholders, the Compensation Committee also considered the advisory vote of our stockholders on executive compensation when reviewing our compensation decisions and policies. Of those stockholders voting, on an advisory basis, for or against the proposal, approximately 95% voted to approve our executive compensation. The Compensation Committee believes this affirms stockholders' support of our approach to executive compensation and did not change its approach in fiscal 2012. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Hiring of New Executive Officers

        In September 2012, we hired John A. White as our Executive Vice President and Chief Operating Officer. To incentivize Mr. White to accept our offer of employment, we paid Mr. White a $100,000 signing bonus and granted Mr. White restricted stock units with a grant date fair value of $367,500 and stock appreciation rights with a grant date fair value of $367,500. We also guaranteed Mr. White a cash bonus in the amount of $450,000, pro-rated for the number of months in which he was an employee in 2012, in lieu of his participation in our fiscal 2012 cash incentive plan. We set Mr. White's base salary at $600,000 per year.

        In December 2012, we hired Dennis R. Secor as our Chief Financial Officer. To incentivize Mr. Secor to accept our offer of employment, we paid Mr. Secor a $200,000 signing bonus and granted Mr. Secor restricted stock units with a grant date fair value of $306,250 and stock appreciation rights with a grant date fair value of $306,250. We set Mr. Secor's base salary at $500,000 per year.

Elements of Compensation

        During fiscal 2012, our Named Executive Officer compensation program included four components: (i) base salary; (ii) a performance-based short-term cash bonus program; (iii) the grant of long-term equity incentives in the form of stock-settled stock appreciation rights and restricted stock units; and (iv) other compensation and employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in our 401(k) plan. During fiscal 2012, Mr. Kartsotis again refused all forms of compensation.

Base Salaries

        Annually, the CEO reviews and recommends to the Compensation Committee individual salaries for the Named Executive Officers. In reviewing the CEO's recommendations and determining individual salaries, the Compensation Committee considers the scope of job responsibilities, individual performance and contributions, as well as our overall performance and annual budget guidelines for merit increases. The Compensation Committee's objective is to award base compensation levels for each Named Executive Officer around the median for the comparable position within our industry peer group based upon market data and assuming the Named Executive Officer merits a "meets expectations" performance rating. However, salaries may be set higher when considered necessary to attract or retain key executives or when an executive consistently achieves "outstanding" or "exceeds expectations" performance ratings. Base salaries are reviewed annually and adjustments are based on both financial and non-financial results. Typically, adjustments to salaries are made in the first quarter of each fiscal year during our performance review process.

        For fiscal 2012, based on an analysis of our peer group companies, comparative, competitive compensation packages and our fiscal 2011 operating performance, our CEO recommended to the Compensation Committee base pay increases of approximately 5.5% to 10.7% for our Named Executive Officers. The Compensation Committee approved the recommended increases.

        The following table shows the base salary for each Named Executive Officer in fiscal 2012 and 2011 and the percentage change year-over-year:

Name	Fiscal 2012	Fiscal 2011	Change
Darren E. Hart	$480,000	$450,000	6.7%
Mike L. Kovar	$415,000	$375,000	10.7%
Jennifer Pritchard	$610,000	$555,000	9.9%
Mark D. Quick	$675,000	$640,000	5.5%

Short-Term Annual Cash Incentive Opportunities

        Our 2010 Cash Incentive Plan is a performance-based annual cash incentive plan that links cash incentive awards to achieving pre-established performance goals. For fiscal 2012, award opportunities were determined based upon two performance-based measures: (i) the Named Executive Officer's overall performance rating based on fiscal 2012 performance, and (ii) achievement of our fiscal 2012 operating income targets. The same criteria were used for all other employees eligible to participate in the incentive plan.

        For fiscal 2012, each Named Executive Officer was eligible for a payout under the plan ranging from 0% of base salary for a "needs improvement" performance rating to 125% of base salary for our President and 100% of base salary for our other executive officers for an "outstanding" performance rating. We refer to this as the "Performance Rating Percentage." Once the Performance Rating Percentage is determined, the actual cash incentive amounts are paid based on the extent to which our operating income targets are achieved. The actual cash incentive amounts range from 10% to 110% of the eligibility amount determined by the performance rating. We refer to this as the "Bonus Payout Percentage." In fiscal 2012, the Compensation Committee did not change the Performance Rating Percentages nor the Bonus Payout Percentages.

        Operating income targets are pre-approved by the Compensation Committee in our first fiscal quarter and include a threshold for initial payout, midpoint and maximum payment targets. For example, if our President received an "outstanding" performance rating, he or she would be eligible for a cash incentive award equal to 125% of base salary, but would only be paid 50% of the amount if we achieved operating income levels at the 50% payout level. Cash incentive awards are paid only if our operating income threshold is achieved and the employee's performance rating is at least a "meets expectations." The calculation of bonus amounts described above can be summarized by the following formula:

        Named Executive Officer Bonus Amount = Named Executive Officer Salary × Bonus Payout Percentage × Performance Rating Percentage

        The Compensation Committee approves the specific payments to the Named Executive Officers under the 2010 Cash Incentive Plan. The Compensation Committee also retains discretion to recommend additional discretionary cash bonuses during the year based on factors such as promotions and business segment, department or individual performance.

        The Bonus Payout Percentage is based on the Company's operating income for the fiscal year. For fiscal 2012, the Compensation Committee set the operating income target thresholds for an initial payout (10% award), midpoint (50% award) and maximum (110% award) at $520 million, $540 million and $590 million, respectively. At the time the Compensation Committee set the operating income target levels, it also set a scale of percentage award amounts, so that if we had achieved operating income between the threshold and midpoint or the midpoint and maximum, the award percentage would be proportionately adjusted. In fiscal year 2012, the Company achieved record operating income of $488.8 million, which was 3.6% higher than fiscal year 2011 operating income. However, because the fiscal year 2012 operating income did not exceed the $520 million threshold for an initial payout under the plan, the Bonus Payout Percentage for each Named Executive Officer was 0%. As a result, none of the Named Executive Officers received any of his or her eligible cash incentive bonus amount under our 2010 Cash Incentive Plan for fiscal year 2012.

        In the first quarter of fiscal 2012, the Compensation Committee awarded Mr. Hart a discretionary cash bonus of $125,000 for retention purposes.

Long-Term Retention and Incentive Equity Awards

        We believe that substantial equity ownership and equity awards encourage management to take actions favorable to the medium and long-term interests of the Company and its stockholders and align their interests with the interests of the Company and its stockholders. We believe that including equity awards in the compensation program serves our longer term goals, including management retention, because the value of equity, whether in the form of stock options, stock appreciation rights, restricted stock or restricted stock units, is realized over several years. Accordingly, equity-based compensation constitutes a significant portion of the overall compensation of the Named Executive Officers.

        In the first quarter of fiscal 2012, the CEO and Human Resources Department recommended to the Compensation Committee, and the Compensation Committee approved, guidelines for the grant of equity awards for each management level within the Company eligible to participate in the Company's equity plan for fiscal 2011 performance. These equity grant guidelines set out the percentage of an employee's total cash compensation that may be granted in the form of stock appreciation rights, restricted stock units or restricted stock for a "meets expectations", "exceeds expectations" and "outstanding" performance review rating. The higher the performance review rating, the higher the amount of equity awarded as a percentage of total cash compensation. Total cash compensation consists of the employee's adjusted base salary following his or her annual performance review and any bonus amount paid to the employee, including payments made under our cash incentive plan for fiscal 2011 performance.

        Based on these equity grant guidelines, in the first quarter of fiscal 2012, the CEO and Human Resources Department recommended to the Compensation Committee the percentages of total cash compensation that may be granted in the form of equity incentive awards for each of the Named Executive Officers based on such Named Executive Officer's performance review rating. In recommending the size, frequency and type of long-term incentive grants to the Named Executive Officers, the CEO may also take into account tax implications to the Named Executive Officer and to the Company as well as the expected accounting impact and dilution effects. The Compensation Committee makes the ultimate determination regarding these grants and can increase or decrease the recommended awards in its subjective discretion. For fiscal 2012, the Compensation Committee did not alter the award levels for the Named Executive Officers recommended by the CEO.

        In March 2012, the Compensation Committee granted to the Named Executive Officers a combination of restricted stock units and stock appreciation rights both of which vest pro-rata over three years. Stock appreciation rights are made at a specified strike price set forth in the applicable award agreement, which is generally the mean of the highest and lowest sales price of our Common Stock on the date of grant of the award or on the last preceding trading date if no sales are made on the date of grant.

        The grants of restricted stock units and stock appreciation rights to our Named Executive Officers are made using a value-based granting system. Under our value-based granting system, the amount of equity our Named Executive Officers receive is individually calculated using the Named Executive Officer's total cash compensation multiplied by the percentages recommended by the CEO and approved by the Compensation Committee. Once the cash value for each grant is calculated, we convert the cash value into a number of stock appreciation rights using the Black-Scholes value on the date of grant and a number of restricted units using the fair market value of our Common Stock (as defined in our 2008 Incentive Plan) on the date of grant. Starting in fiscal 2011, we used a value-based granting system in order to provide our Named Executive Officers with equity grants that had a set cash value on the date of grant. In general, in prior fiscal years, grants made to our Named Executive Officers were made using a unit-based granting system that resulted in the value of the grants changing from year-to-year strictly based on the market price of our Common Stock on the date of grant.

        Mr. Quick was eligible to receive a grant of restricted stock units and a grant of stock appreciation rights, each with a cash value equal to 25%, 50% or 63% of his total cash compensation for a fiscal 2011 performance review rating of "meets expectations", "exceeds expectations" or "outstanding", respectively. Each of our other Named Executive Officers were eligible to receive grants of restricted stock units and grants of stock appreciation rights, each with a cash value equal to 18%, 35% or 43%

of the Named Executive Officer's total cash compensation for a fiscal 2011 performance review rating of "meets expectations", "exceeds expectations" or "outstanding", respectively.

        Because Mr. Quick received an "outstanding" fiscal 2011 performance review rating, in March 2012, he received a grant of restricted stock units and a grant of stock appreciation rights, each with a cash value equal to 63% of his total cash compensation. Because Mr. Hart, Mr. Kovar and Ms. Pritchard each received an "exceeds expectations" fiscal 2011 performance review rating, in March 2012, each received a grant of restricted stock units and a grant of stock appreciation rights, each with a cash value equal to 35% of his or her total cash compensation.

        In addition, in light of the Company's exceptional financial performance in fiscal 2011, the Compensation Committee granted each of the Named Executive Officers an additional award of restricted stock units with a grant date cash value of $100,000.

        As described below under "Post-Termination Compensation," awards under our 2008 Incentive Plan and 2004 Long-Term Incentive Plan (the "2004 Incentive Plan") are subject to either optional vesting in the discretion of the Compensation Committee or immediate vesting following a "change in control." The events used to define "change in control" under these agreements were chosen because each reflects a circumstance in which, through a party's acquisition of a significant voting block, a shift in the control of the majority of the Board of Directors, or a corporate transaction, a person or group would be expected to obtain control or effective control over our policies and direction. In those circumstances, the Compensation Committee believes it may be appropriate to provide management the benefit of the awards that have been conveyed prior to such event and to waive the service and other conditions applicable to management's rights to such awards, because such change could reasonably be expected to materially alter our policies and objectives, and/or result in a material change in the composition of management.

Employee Benefits

        Benefit programs are generally egalitarian. Our qualified defined contribution 401(k) plan is available to our U.S. employees. Our Named Executive Officers may also participate in a deferred compensation plan. None of our Named Executive Officers contributed to the deferred compensation plan in fiscal 2012, except Mr. Kovar. Our Named Executive Officers do not receive perquisites. All of our employees, including our Named Executive Officers, receive discounts on Fossil products.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement.

                      COMPENSATION COMMITTEE
                      Elaine Agather, Chairperson
                      Diane L. Neal
                      Elysia Holt Ragusa
                      Michael Steinberg

Compensation Committee Interlocks and Insider Participation

        During fiscal 2012, the Compensation Committee was comprised of Mses. Agather (Chairperson), Neal and Ragusa and Mr. Steinberg. During fiscal 2012, no member of the Compensation Committee was or had been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

 FISCAL 2012, 2011 AND 2010 SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation earned by or paid to our Named Executive Officers during fiscal years 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)
Kosta N. Kartsotis(6)	2012	-0-	-0-	-0-	-0-	-0-	-0-	-0-		-0-
Chief Executive Officer	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-		-0-
and Director	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-		-0-
Mike L. Kovar	2012	408,846	-0-	343,876	243,714	-0-	8,534	6,341		1,011,311
Executive Vice	2011	372,692	-0-	235,242	235,211	281,250	(6,674)	5,264		1,122,985
President and former	2010	356,008	27,000	305,509	217,150	270,000	5,123	5,361		1,186,151
Chief Financial Officer and Treasurer
Dennis R. Secor(7)	2012	9,615	200,000	-0-	-0-	-0-	-0-	21,524	(8)	231,139
Executive Vice President, Chief Financial Officer and Treasurer
Darren E. Hart(9)	2012	475,385	125,000	386,317	286,127	-0-	-0-	81,011	(10)	1,353,840
Executive Vice	2011	233,654	300,000	801,428	275,662	337,500	-0-	233,565	(11)	2,181,809
President, HR
Jennifer L. Pritchard	2012	601,539	-0-	459,311	359,206	-0-	-0-	91		1,420,147
President, Retail	2011	549,616	-0-	344,090	344,081	416,250	-0-	364		1,654,401
Division	2010	511,042	39,000	436,551	313,657	390,000	-0-	364		1,690,614
Mark D. Quick	2012	578,750	-0-	928,594	828,465	-0-	-0-	4,631		2,340,440
Vice Chairman	2011	630,000	100,000	557,238	557,206	640,000	-0-	4,039		2,488,483
	2010	568,161	43,125	638,163	495,457	431,250	-0-	4,929		2,181,085
John A. White(12)	2012	170,769	250,000	367,522	367,512	-0-	-0-	122,280	(13)	1,278,083
Executive Vice President and Chief Operating Officer

(1)
Discretionary bonuses were not made pursuant to any bonus plan. The bonuses listed for Messrs. Kovar and Quick and Ms. Pritchard for 2010 were paid in 2011 for fiscal 2010 performance. The bonus in 2012 for Mr. Secor and in 2011 for Mr. Hart were sign on bonuses. Mr. Hart's 2012 bonus was made for retention purposes. Mr. Quick's 2011 bonus was a one-time cash bonus for taking on additional responsibilities that were previously handled by our Chief Operating Officer, who left in December 2010. Mr. White's bonus amount consisted of a $100,000 sign on bonus and $150,000 paid in the first quarter of 2013 as a guaranteed amount in lieu of participation in our 2012 cash incentive plan.

(2)
Consists of awards of restricted stock units granted pursuant to the 2008 Incentive Plan. All awards granted in 2011 and 2012 vest pro-rata over three years, except for one grant to Mr. Hart in 2011 that vests on March 15, 2012. All other awards vest in equal 20% installments over 5 years, except for two separate 2010 grants to Messrs. Kovar and Quick and Ms. Pritchard, which vest one-third per year and one-half per year, respectively. The amounts shown were not actually paid to the Named Executive Officers. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the restricted stock units awarded to each of them in fiscal years 2010, 2011 and 2012. These values were determined in accordance with FASB ASC Topic 718. See Note 15, Stockholders' Equity and Benefit Plans, in the section entitled "Stock Options and Stock Appreciation Rights" in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2012 for a discussion of the Company's determination of the aggregate grant date fair value of these awards. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(3)
Consists of awards of stock appreciation rights granted pursuant to the 2008 Incentive Plan. The amounts shown were not actually paid to the Named Executive Officers. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the stock appreciation rights awarded to each of them in fiscal years 2010, 2011 and 2012. These values were determined in accordance with FASB ASC Topic 718. See Note 15, Stockholders' Equity and Benefit Plans, in the section entitled "Stock Options and Stock Appreciation Rights" in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2012 for the assumptions used in determining the aggregate grant date fair value of these awards. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(4)
The amounts shown were earned in the fiscal year listed, but paid in the first quarter of the following fiscal year. Mr. Hart's 2011 bonus was guaranteed as part of his offer letter to join the Company.

(5)
Represents earnings or losses on balances under the Third Amended and Restated Fossil, Inc. and Affiliates Deferred Compensation Plan. For a description of the plan, see "Fiscal 2012 Nonqualified Deferred Compensation Table—Deferred Compensation Plan."

(6)
Mr. Kartsotis refused all forms of compensation for fiscal years 2010, 2011 and 2012. Mr. Kartsotis is one of the initial investors in the Company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.

(7)
Mr. Secor joined the Company in December 2012.

(8)
Reimbursement of moving expenses.

(9)
Mr. Hart joined the Company in June 2011.

(10)
Includes reimbursement of $74,670 in moving expenses.

(11)
Includes reimbursement of $223,025 in moving expenses and $2,646 for COBRA.

(12)
Mr. White joined the Company in September 2012.

(13)
Includes reimbursement of $118,133 in moving expenses.

 FISCAL 2012 GRANTS OF PLAN-BASED AWARDS TABLE

        The following table provides information regarding plan-based awards granted during fiscal year 2012 to the Named Executive Officers.

					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
									Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold(2) ($)	Target(3) ($)	Maximum(4) ($)
Kosta N. Kartsotis(5)	N/A	N/A	N/A	N/A	-0-		-0-		N/A	N/A
Mike L. Kovar		16,600	155,625	456,500
	3/15/12				2,690	(6)				343,876
	3/15/12						4,212	(7)	127.84	243,714
Dennis R. Secor(8)	N/A	N/A	N/A	N/A	-0-		-0-		N/A	N/A
Darren E. Hart		19,200	180,000	528,000
	3/15/12				3,022	(6)				386,317
	3/15/12						4,945	(7)	127.84	286,127
Jennifer L. Pritchard		24,400	228,750	671,000
	3/15/12				3,593	(6)				459,311
	3/15/12						6,208	(7)	127.84	359,206
Mark D. Quick		27,000	253,125	742,500
	3/15/12				7,264	(6)				928,594
	3/15/12						14,318	(7)	127.84	828,465
John A. White(9)		N/A	N/A	N/A
	10/15/12				4,384	(6)				367,522
	10/15/12						9,272	(7)	83.83	367,512

(1)
These amounts reflect potential payments under the Fossil, Inc. 2010 Cash Incentive Plan.

(2)
Threshold payments assume that the executive received a "meets expectations" performance rating and the Company achieved operating income levels at the first payout level. Cash incentive awards are paid if the operating income thresholds are at least at the first payout level and the executive's performance rating is a "meets expectations," "exceeds expectations" or "outstanding." We consider "meets expectations" to be the threshold performance rating.

(3)
Target payments assume that the executive received an "exceeds expectations" performance rating and the Company achieved operating income levels at the midpoint target level. We consider "exceeds expectations" to be the target performance rating.

(4)
Maximum payments assume that the executive received an "outstanding" performance rating and the Company achieved operating income levels at the total payout level. We consider "outstanding" to be the maximum performance rating.

(5)
Mr. Kartsotis refused all forms of compensation for fiscal years 2010, 2011 and 2012. Mr. Kartsotis is one of the initial investors in the Company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.

(6)
Consists of restricted stock units awarded pursuant to the 2008 Incentive Plan. These awards vest one third each year over three years following the grant date.

(7)
Consists of stock appreciation rights awarded pursuant to the 2008 Incentive Plan. All awards vest one third each year over three years following the grant date.

(8)
Mr. Secor joined the Company in December 2012 and was ineligible to participate in our cash incentive plan.

(9)
Mr. White joined the Company in September 2012. We granted Mr. White a guaranteed cash bonus in the amount of $150,000 in lieu of his participation in our fiscal 2012 cash incentive plan.

Perquisites

        Except for certain moving expenses that we reimbursed to certain Named Executive Officers as reflected in the Summary Compensation Table above, the Named Executive Officers do not receive any perquisites or personal benefits.

Employment Agreements

        We are not a party to any employment agreement with any of our Named Executive Officers. We believe that employment agreements are not currently necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we compete for talent, this practice is regularly reviewed by the Compensation Committee to help ensure that we remain competitive in our industry and the Compensation Committee may determine that such arrangements are in our best interest in the future.

 OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END TABLE

        The following table provides information about the number of outstanding equity awards held by our Named Executive Officers at fiscal year-end 2012. The table also includes, where applicable, the value of these awards based on the closing price of our Common Stock on the Nasdaq on December 29, 2012, which was $89.31 per share. All awards vest one third each year over three years following the grant date, except as otherwise noted.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Kosta N. Kartsotis(1)	N/A	—		—		N/A	N/A	—		—
Mike L. Kovar	3/15/08	—		3,600	(2)	30.71	3/15/16	1,400	(3)	111,104
	3/15/09	—		2,400	(4)	13.65	3/15/17	1,000	(5)	79,360
	3/15/10	—		3,860	(6)	38.40	3/15/18	1,914	(7)	151,895
	3/15/11	—		4,622	(6)	81.23	3/15/19	1,930	(7)	153,165
	3/15/12	—		4,212	(6)	127.84	3/15/20	2,690	(7)	213,478
Darren E. Hart	7/15/11	1,781	(6)	3,562	(6)	128.29	7/15/19	2,864	(7)	227,287
	3/15/12	—		4,945	(6)	127.84	3/15/20	3,022	(7)	239,825
Jennifer L. Pritchard	6/01/07	1,200	(2)	—		31.24	6/01/15	—		—
	3/15/08	—		3,000	(2)	30.71	3/15/16	1,500	(3)	119,040
	3/15/09	—		9,600	(4)	13.65	3/15/17	3,600	(5)	428,544
	3/15/10	—		5,575	(6)	38.40	3/15/18	2,765	(7)	219,430
	3/15/11	—		6,761	(6)	81.23	3/15/19	2,824	(7)	224,113
	3/15/12	—		6,208	(6)	127.84	3/15/20	3,593	(7)	285,140
Mark D. Quick	3/15/08	—		6,000	(2)	30.71	3/15/16	3,600	(3)	285,696
	3/15/09	—		12,000	(4)	13.65	3/15/17	7,200	(5)	571,392
	3/15/10	—		8,806	(6)	38.40	3/15/18	4,368	(7)	346,644
	3/15/11	—		10,949	(6)	81.23	3/15/19	4,573	(7)	362,913
	3/15/12	—		14,318	(6)	127.84	3/15/20	7,264	(7)	576,471
	10/26/12	—		—		—	—	964	(8)	76,503
Dennis R. Secor	—	—		—		—	—	—		—
John A. White	10/15/12	—		9,272	(6)	83.83	10/15/20	4,384	(7)	347,914

(1)
Mr. Kartsotis refused all forms of compensation for fiscal years 2010, 2011 and 2012. Mr. Kartsotis is one of the initial investors in the Company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.

(2)
Consists of stock appreciation rights issued pursuant to the 2004 Incentive Plan. These awards vest in equal 20% installments over 5 years following the grant date.

(3)
Consists of restricted stock units issued pursuant to the 2004 Incentive Plan. These awards vest in equal 20% installments over 5 years following the grant date.

(4)
Consists of stock appreciation rights issued pursuant to the 2008 Incentive Plan. These awards vest in equal 20% installments over 5 years following the grant date.

(5)
Consists of restricted stock units issued pursuant to the 2008 Incentive Plan. These awards vest in equal 20% installments over 5 years following the grant date.

(6)
Consists of stock appreciation rights issued pursuant to the 2008 Incentive Plan.

(7)
Consists of restricted stock units issued pursuant to the 2008 Incentive Plan.

(8)
Effective October 26, 2012, Mr. Quick retired from his position as Vice Chairman and was appointed to the Board of Directors. Consists of a pro-rated grant of restricted stock units granted pursuant to the 2008 Incentive Plan on October 26, 2012 in accordance with our outside director compensation policy. This award vests 100% on the earlier of (i) the next annual stockholders meeting or (ii) one year from the date of grant.

2008 Incentive Plan

        Pursuant to the 2008 Incentive Plan, the Compensation Committee awards a combination of restricted stock units and stock appreciation rights. Stock appreciation rights are made at a specified strike price set forth in the applicable award agreement, which is generally the mean of the highest and lowest sales price of our Common Stock on the date of grant of the award or on the last preceding trading date if no sales are made on the date of grant. Restricted stock units and stock appreciation rights are awarded subject to such terms and conditions as established by the Compensation Committee, including vesting periods. Pursuant to awards granted to our Named Executive Officers under the 2008 Incentive Plan, unvested restricted stock units and stock appreciation rights will become fully exercisable or vested upon a change in control or death and will terminate upon any other termination of employment, except "Retirement" as provided under the Executive Retirement Agreements. See "Post-Termination Compensation" for a definition of change in control and a discussion of the extended vesting terms under the Executive Retirement Agreements.

        The Compensation Committee is responsible for the administration of the 2008 Incentive Plan. The 2008 Incentive Plan provides that the Compensation Committee may make certain adjustments to the exercise price and number of shares subject to awards in the event of a dividend or other distribution, recapitalization, stock split, reorganization, merger or certain other corporate transactions. Subject to certain limitations, the Compensation Committee is authorized to amend the 2008 Incentive Plan as it deems necessary, but no amendment may adversely affect the rights of a participant with respect to an outstanding award without the participant's consent.

2004 Incentive Plan

        Prior to adoption of the 2008 Incentive Plan, the Compensation Committee awarded restricted stock units and stock appreciation rights pursuant to the 2004 Incentive Plan. Stock appreciation rights were made at a specified strike price set forth in the applicable award agreement, which was generally the mean of the highest and lowest sales price of our Common Stock on the date of grant of the award or on the last preceding trading date if no sales were made on the date of grant. Restricted stock units and stock appreciation rights were awarded subject to such terms and conditions as established by the Compensation Committee, including vesting periods. Pursuant to awards granted to our Named Executive Officers under the 2004 Incentive Plan, unvested restricted stock units and stock appreciation rights will become fully exercisable or vested upon a change in control or death, and will terminate upon any other termination of employment, except "Retirement" as provided under the Executive Retirement Agreements. See "Post-Termination Compensation" for a definition of change in control and a discussion of the extended vesting terms under the Executive Retirement Agreements.

        The 2004 Incentive Plan was terminated on May 21, 2008. However, the termination of the 2004 Incentive Plan did not impair outstanding awards which continued in accordance with their original terms.

 FISCAL 2012 OPTION EXERCISES AND STOCK VESTED TABLE

        The following table provides information about the number of shares issued upon option exercises, the number of stock awards that vested, and the value realized on exercise or vesting, by our Named Executive Officers during fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kosta N. Kartsotis	-0-	-0-	-0-	-0-
Mike L. Kovar	12,699	1,676,860	6,887	823,210
Dennis R. Secor	-0-	-0-	-0-	-0-
Darren E. Hart	-0-	-0-	3,383	345,372
Jennifer L. Pritchard	14,617	2,649,054	10,014	1,222,950
Mark D. Quick	16,093	3,095,720	20,214	2,347,243
John A. White	-0-	-0-	-0-	-0-

(1)
Represents the difference between the closing price of the Common Stock on the exercise date and the exercise price multiplied by the number of shares underlying each option exercised.

(2)
Represents the value of vested restricted stock units calculated by multiplying the gross number of vested restricted stock units by the closing price of the Common Stock on Nasdaq on the vesting date.

FISCAL 2012 NONQUALIFIED DEFERRED COMPENSATION TABLE

        The following table provides information about contributions to, and account balances under, the Third Amended and Restated Fossil, Inc. and Affiliates Deferred Compensation Plan ("DCP") for and as of the end of fiscal year 2012.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(1)
Kosta N. Kartsotis	-0-	-0-	-0-		-0-	-0-
Mike L. Kovar	110,312	-0-	8,534	(2)	-0-	202,926
Dennis R. Secor	-0-	-0-	-0-		-0-	-0-
Darren E. Hart	-0-	-0-	-0-		-0-	-0-
Jennifer L. Pritchard	-0-	-0-	-0-		-0-	-0-
Mark D. Quick	-0-	-0-	-0-		-0-	-0-
John A. White	-0-	-0-	-0-		-0-	-0-

(1)
No amounts reported are included in the Fiscal 2012, 2011 and 2010 Summary Compensation Table for prior years.

(2)
This amount is included in the Fiscal 2012, 2011 and 2010 Summary Compensation Table under the heading "Change in Pension Value and Nonqualified Deferred Compensation Earnings."

Deferred Compensation Plan

        Named Executive Officers may participate in the DCP. The DCP is available in general to officer level employees and allows participants to make annual irrevocable elections to defer pre-tax amounts up to 50% of base salary and 100% of bonus payments. We may also make contributions to the DCP on behalf of a participant. Participants in the DCP may select investments from among 16 different investment alternatives for existing balances and future contributions, which include various mutual funds that invest in stocks, money market investments and bonds. Participants may change their investments at any time by contacting the plan administrator. Applicable daily interest rates are determined by multiplying (i) the sum of the one year London Interbank Offered Rate on the first and last business day of the period, by (ii) fifty percent by (iii) 1 divided by 360.

        Under the DCP, employer contributions will become 100% vested upon a change in control or separation of service for reason of death, disability or normal retirement at or after attaining age 65, and participants in the DCP may receive a single distribution of the benefits accrued thereunder upon termination of employment. A "change in control" under the DCP is generally defined as (i) the acquisition by any person of 50% or more of the combined voting power of the total fair market value or total voting power of the stock of the Company, (ii) the acquisition by any person during a 12-month period of ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, (iii) a majority of members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election, or (iv) the acquisition by any person of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company.

        The Company has not made any recent employer contributions to the DCP and any previous contributions have already vested. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way for officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, although the related deduction for the Company is also deferred.

Post-Termination Compensation

        Post-Termination Arrangements.    We have not entered into change in control or other post-termination agreements with any of our Named Executive Officers or other members of the executive management team. However, pursuant to awards granted to our Named Executive Officers under the 2008 Incentive Plan, unvested restricted stock units and stock appreciation rights will become fully exercisable or vested upon a change in control or death and will terminate upon any other termination of employment.

        A "change in control" is generally defined under the 2008 Incentive Plan as the occurrence of any of the following events: (i) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities (or an additional 10% of such voting power by a 30% or greater holder of such voting power); (ii) individuals who on the effective date of the 2008 Incentive Plan constituted our Board of Directors and their successors or other nominees that are appointed or otherwise approved by a vote of at least a majority of the directors then still in office who either were directors on the effective date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the Board of Directors; (iii) there is a merger or consolidation of the Company or any direct or indirect subsidiary, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such transaction continuing to represent at least 60% of the combined voting power of the surviving entity or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; (iv) stockholder approval of a plan of complete liquidation or dissolution of the Company, or consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the

Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or (v) any tender or exchange offer is made to acquire 30% or more of the securities of the Company, other than an offer made by the Company, and shares are acquired pursuant to that offer.

        In addition, in the event of death or a change in control of the Company, all outstanding restricted stock units and stock appreciation rights under our 2004 Incentive Plan will become fully exercisable or vested. Unvested restricted stock units and stock appreciation rights granted under the 2004 Incentive Plan terminate upon any other termination of employment.

        A "change in control" under the 2004 Incentive Plan is generally defined as (i) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities, or (ii) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of our Company with or into another corporation.

        Executive Retirement Agreements.    In March 2012, the Company entered into an Executive Retirement Agreement with each of Messrs. Hart, Kovar and Quick and Ms. Pritchard. Pursuant to the Executive Retirement Agreement, following such Named Executive Officer's retirement at a minimum of age 55 and 10 years of service with the Company ("Retirement"), (i) the Named Executive Officer's outstanding equity awards will continue to vest in accordance with their respective vesting schedules for 12 months following Retirement and (ii) all stock appreciation rights vested upon Retirement, or during the 12 months following Retirement, will remain exercisable for the 12 months following Retirement or 90 days after vesting, whichever is later. The foregoing vesting and exercise provisions apply to all equity awards outstanding on the date of the Executive Retirement Agreement and to all future equity awards granted to such Named Executive Officer.

        Each Executive Retirement Agreement contains non-competition and non-solicitation provisions pursuant to which the Named Executive Officer will be prohibited from competing with, or soliciting clients, manufacturers or suppliers of, the Company and from soliciting the Company's employees or independent contractors for 12 months following such Named Executive Officer's Retirement. In addition, the Executive Retirement Agreement contains a clawback provision pursuant to which the Named Executive Officer's compensation will be subject to recovery by the Company if, in the year such compensation is paid or within the three year period thereafter, (i) the Company is required to prepare an accounting restatement due to material noncompliance by the Company or an affiliate with any financial reporting requirement under applicable securities laws and during such three year period the Named Executive Officer was either a named executive officer of the Company or an employee of the Company who was responsible for the preparation of the Company's financial statements, or (ii) the Company is required by applicable law to require repayment by the Named Executive Officer of such compensation.

        Post-Employment Compensation Table.    Set forth below are the amounts that the Named Executive Officers would have received upon a change in control or death as of December 29, 2012. In calculating the amounts in the table, the Company based the stock distribution values on a price of $89.31 per share, which was the closing price of the Common Stock on the Nasdaq as of December 29, 2012.

Name	Restricted Stock Units ($)	Stock Appreciation Rights ($)	Total ($)
Kosta N. Kartsotis	-0-	-0-	-0-
Mike L. Kovar	797,896	626,420	1,424,316
Dennis R. Secor	-0-	-0-	-0-
Darren Hart	525,679	-0-	525,679
Jennifer L. Pritchard	1,275,525	1,240,605	2,516,130
Mark D. Quick	2,411,817	1,796,292	4,208,109
John White	391,535	50,728	442,263

Equity Compensation Plan Information

        The following table provides certain information as of December 29, 2012 with respect to our equity compensation plans under which our equity securities are authorized for issuance:

Plan Category	(a) Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	(b) Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	866,175	$63.56	3,173,177
Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable
Total	866,175		3,173,177

(1)
Includes 104,773 shares of Common Stock that would be issued upon exercise of all stock appreciation rights as of December 29, 2012 based on the closing price of our Common Stock on the Nasdaq on December 29, 2012, which was $89.31 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders"), to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and 10% Stockholders of the Company are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its executive officers, directors and 10% Stockholders were timely met.

Certain Relationships and Related Transactions

        Mr. Rasheed Shroff (the son of Mr. Jal S. Shroff) is an employee of Fossil Asia Pacific Ltd., a wholly-owned subsidiary of the Company. Mr. Rasheed Shroff earned approximately $233,000 in cash compensation in fiscal 2012. In addition, under the Company's 2008 Incentive Plan, Mr. Rasheed Shroff received a grant of options to purchase 4,250 shares of Common Stock at an exercise price of $127.84 and a grant of 456 restricted stock units.

        In accordance with the Company's Audit Committee charter, any proposed transaction that has been identified as a related party transaction under Item 404 of SEC Regulation S-K may be consummated or materially amended only following the approval by the Audit Committee. A related party transaction means a transaction, arrangement or relationship in which the Company and any related party are participants in which the amount involved exceeds $120,000. A related party includes (i) a director, director nominee or executive officer of the Company, (ii) a security holder known to be an owner of more than 5% of the Company's voting securities, (iii) an immediate family member of the foregoing or (iv) a corporation or other entity in which any of the foregoing persons is an executive, principal or similar control person or in which such person has a 5% or greater beneficial ownership interest.

        In the event that the Company proposes to enter into a related party transaction, management of the Company shall present the transaction to the Audit Committee for review, consideration and approval. The Audit Committee, in approving or rejecting the proposed transaction, shall consider all the facts and circumstances deemed relevant by and available to the Audit Committee. The Audit Committee shall approve only those transactions that, in light of the circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith exercise of its discretion.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 2)

        Section 14A of the Exchange Act implements requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (sometimes referred to as "say on pay"). At our 2011 annual meeting of stockholders, stockholders voted on a non-binding proposal to advise on whether the advisory vote on executive compensation should occur every one, two or three years. As a majority of our stockholders (58%) voted in favor of an annual advisory vote, the Board decided to annually provide stockholders with an advisory vote on the compensation of our Named Executive Officers. Accordingly, the Company is providing stockholders with its annual advisory vote on executive compensation. We are asking stockholders to indicate their support for our Named Executive Officers compensation as described in this proxy statement by voting "FOR" the following resolution:

  "Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Company's proxy statement for the 2013 Annual Meeting."

        This vote is nonbinding. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

        As described in detail under "Compensation Discussion and Analysis," our compensation programs are designed to motivate our executives to create a successful company. Equity compensation in the form of restricted stock units and stock appreciation rights that are subject to further time-based vesting is the largest component of executive compensation. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards) reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES, AND THE RELATED NARRATIVE DISCLOSURE.

 APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3)

        The Company's independent registered public accounting firm for the fiscal year ended December 29, 2012 was Deloitte & Touche LLP. It is expected that one or more representatives of such firm will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Audit Committee of the Company has selected the firm of Deloitte & Touche LLP as the Company's principal independent registered public accounting firm for the fiscal year ending December 28, 2013. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of the stockholders on the appointment. The Audit Committee will reconsider the appointment if it is not ratified. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee feels that such a change would be in the Company's and its stockholders' best interests. The affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required for ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 28, 2013.

        The following table summarizes the aggregate fees (excluding value added taxes) billed to the Company and its subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for the fiscal years ended December 29, 2012 and December 31, 2011, respectively:

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees(1)	$2,743,396	$2,389,144
Audit-Related Fees(2)	79,500	79,500
Tax Fees(3)	192,723	76,400
All Other Fees(4)	-0-	18,923

Total	$3,015,619	$2,563,967

(1)
Audit services billed consisted of the audits of the Company's annual consolidated financial statements, audits of internal control over financial reporting and reviews of the Company's quarterly condensed consolidated financial statements.

(2)
Benefit plan audits and agreed upon procedures.

(3)
Tax return preparation and consultation.

(4)
Fiscal year 2011 fees consisted of work performed on IT controls documentation assistance and SAP Governance Risk and Compliance.

        In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval of Independent Registered Public Accounting Firm Fees and Services Policy

        The Audit Committee's Policies and Procedures for the Engagement of the Principal Outside Auditing Firm provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent registered public accounting firm on an annual basis and individual engagements as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee chairperson to pre-approve principal independent registered public accounting firm services where the Company deems it necessary or advisable that such services commence prior to the next regularly scheduled Audit Committee meeting (provided that the Audit Committee chairperson must report to the full Audit Committee on any pre-approval determinations).

        The Audit Committee pre-approved all of the audit fees, audit-related fees, tax fees and other fees set forth in the table.

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO CHANGE OUR CORPORATE NAME TO FOSSIL GROUP, INC.
(Proposal 4)

        The Board has proposed that we amend our Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to change our corporate name to "Fossil Group, Inc." The Board believes that the name Fossil Group, Inc. better reflects our current business of marketing products under a diverse portfolio of globally recognized owned and licensed brand names.

Effect of the Proposed Name Change

        In connection with the name change, our Common Stock will receive a new CUSIP number. A CUSIP number is a unique number assigned to our Common Stock to facilitate identification of the stock for trading purposes. The following describes the effect of the proposed name change on stockholders who own shares of Common Stock in "street name" or in physical certificate form.

        Stockholders Holding Common Stock in "Street Name."    Banks, brokers and other nominees will be instructed to effect the name change and the CUSIP change in the accounts of their customers holding Common Stock in "street name" (i.e., through a bank, broker or other nominee).

        Stockholders Holding Common Stock in Certificate Form.    Registered stockholders who hold their shares of Common Stock in certificate form are not required to do anything. Certificates issued with our current corporate name will continue to be valid after the name change. Stockholders holding shares in certificate form should not destroy their stock certificates nor submit the stock certificates to us to have them reissued.

Procedure for Effecting the Name Change

        If the proposal to amend our Certificate of Incorporation to change our name to "Fossil Group, Inc." is approved by our stockholders at the Annual Meeting, an amendment to our Certificate of Incorporation will be filed with the Secretary of State of Delaware to effect the name change as soon as practicable after the Annual Meeting. The amendment will change Article I of our Certificate of Incorporation to read as follows:

"ARTICLE I
The name of the Corporation is Fossil Group, Inc."

Vote Required

        The affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting, is required.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO CHANGE OUR CORPORATE NAME TO FOSSIL GROUP, INC.

 STOCKHOLDER PROPOSAL REGARDING
ENVIRONMENTAL REPORT
(Proposal 5)

        Calvert Social Index Fund ("Calvert"), Calvert VP S&P 500 Index Portfolio and Calvert VP NASDAQ 100 Index Portfolio, each a beneficial owner of 1,108 shares, 1,150 shares and 1,237 shares, respectively, of Common Stock as of December 14, 2012, have notified us that they intend to present the following proposal at the Annual Meeting. First Affirmative Financial Network, LLC, acting on behalf of Waterglass, LLC, which beneficially owns 448 shares of Common Stock as of December 10, 2012, has notified us that it supports such proposal.

Stockholder Proposal

        RESOLVED:    Shareholders request that the Board of Directors issue a report describing the company's supply chain standards related to environmental impacts—particularly water use and related pollution. This report, prepared at reasonable cost and omitting proprietary information, shall be released by November 1, 2013.

        SUPPORTING STATEMENT:    Companies that rely heavily on water or other resources in their supply chains are vulnerable to resource scarcity and reputational damage. Investors increasingly seek disclosure of how companies manage this risk and maximize opportunities for brand enhancement through reputable supply chain management.

        Leading companies in apparel and accessories publish sustainability policies and reports that describe vendor standards and sustainable business practices. They disclose information about key environmental impacts throughout the value chain of their products. Nine West, Adidas, and many other companies participate in the Leather Working Group (LWG), a multi-stakeholder initiative that maintains an environmental auditing protocol and promotes sustainable business practices among companies that produce leather and leather goods.

        In 2010, Nike committed to have all leather suppliers join LWG and actively worked with their suppliers toward that goal. Nike also took a leading role in developing the auditing protocol to strengthen the voluntary program. Timberland was a founding member of LWG and has continued to work closely with tanners to reduce environmental impacts.

        While leather goods are a growing segment in Fossil's product line up, the company is not a member of the LWG and does not disclose information about an alternative supplier environmental audit program. Furthermore, Fossil does not disclose corporate environmental policies or communicate to shareholders important information about long-term sustainability performance such as water and energy use and pollution reduction strategies related to leather goods production.

        Fossil's supply chains employ energy-intensive processes and create significant water demands and detrimental effects, particularly in leather tanning and finishing. Producing leather goods is a water intensive process. According to the Water Footprint Network, on average it takes 4,400 gallons of water to make one pair of leather shoes.

        Leather tanning and finishing are polluting processes that use and discharge heavy metals, chemicals, organic matter, salts and acids. Untreated effluent is a serious problem in developing countries where leather production is growing. With suppliers located throughout the world, Fossil is well positioned to work with third party manufactures to improve sustainability practices and disclosure.

        The business risks associated with water scarcity and declining water quality are likely to be worsened by climate change in certain regions. It is imperative that Fossil address these long-term business risks.

        There are significant opportunities for Fossil Inc. to adopt practices that reduce supply chain environmental impacts. There are a number of readily available, free, risk mapping tools such as WBCSD Global Water Tool, GEMI's Local Water Tool, WWF and DEG's Water Risk filter, Ceres Aqua Gauge or CEO Water Mandate's Water Disclosure Guidelines.

        THEREFORE, please vote FOR this common-sense proposal for improved environmental performance, transparency and success of Fossil Inc's long-term operations.

Board of Directors' Statement of Opposition

        FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

        We are committed to compliance with applicable environmental requirements and have implemented policies and procedures designed to ensure compliance with the numerous environmental laws and regulations affecting our business. In addition, we are committed to seeing that all of our products are manufactured and distributed in compliance with applicable environmental laws and regulations.

        We have a Code of Conduct for Manufacturers that sets forth the corporate responsibility requirements for our suppliers, including compliance with applicable environmental laws and regulations. Before supplying products to us, our manufacturers sign an agreement that includes a commitment to abide by our Code of Conduct for Manufacturers. We also provide training to our factories related to this code and the applicable laws in the country in which the factory is located. In addition to these contractual obligations, we evaluate our suppliers' compliance with the Code of Conduct for Manufacturers through audits conducted both by our employees and third party compliance auditing firms. We disclose information about our Code of Conduct for Manufacturers and supplier audit program in our Annual Report on Form 10-K.

        While we are sensitive to stockholder concerns for the environment, we do not believe that preparing the report requested by this proposal would be a good use of the Company's time and resources. In evaluating our supply chain, our management recognizes the importance of conducting our business in a way that complies with environmental requirements applicable to us.

        Evaluating sources of supplies and suppliers and the production and distribution of our products is a complex process that also requires management to evaluate a broad range of legal, business, cultural, internal and external considerations and risks, none of which can readily be isolated from other factors. A report describing our supply chain standards related to environmental impacts, as requested by the proposal, would be an incomplete portrayal of these complex evaluations and determinations that are made by our management. We do not believe that the availability of free risk-assessment tools mitigates any of these concerns. We believe that using our resources to continue our current business and programs that reflect these principles is a better use of our resources than diverting them for the production of reports that we do not believe will result in any meaningful additional benefit to our stakeholders as a whole.

        During 2012, approximately 50% of the raw leather used in the manufacturing of our small leather goods, handbags and belts was sourced from tanneries that were members of the Leather Working Group, and we discontinued selling men's and women's leather shoes.

        For these reasons, we do not believe that the proposed report would provide meaningful additional benefits to our stockholders, employees, customers or the communities in which we operate. We believe our time, efforts and finances would be better used in the continuation of our current policies and procedures for compliance with the various federal, state and local regulatory requirements applicable to our operations, both domestically and internationally.

        In 2012, our stockholders voted against a substantially similar proposal advocated by Calvert.

        FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "AGAINST" PROPOSAL 5.

 OTHER BUSINESS

        The Board is not aware of any other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Stockholder proposals to be included in the proxy statement for the 2014 Annual Meeting of Stockholders must be received by the Company at its principal executive offices on or before December [    •    ], 2013 for inclusion in the Company's Proxy Statement relating to that meeting. Stockholders wishing to submit proposals to be presented directly at the Annual Meeting instead of for inclusion in next year's proxy statement must follow the submission criteria and deadlines set forth in our Bylaws. To be timely in connection with an annual meeting, a stockholder proposal with respect to a nomination for director, a proposal to amend or supplement the certificate of incorporation, a proposal to amend the Bylaws or a proposal to remove a director must be received by the Company at its principal executive offices not before November [    •    ], 2013 or after February [    •    ], 2014. With respect to other stockholder proposals, management will be able to vote proxies in its discretion without advising stockholders in the 2014 proxy statement about the nature of the matter and how management intends to vote if notice of the proposal is not received by the Company at its principal executive offices before March [    •    ], 2014.

        You may obtain a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2012 without charge by sending a written request to Fossil Inc., 901 S. Central Expressway, Richardson, Texas 75080, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.fossil.com.

BY ORDER OF THE BOARD OF DIRECTORS
Randy S. Hyne Vice President, General Counsel and Secretary

April [    •    ], 2013
Richardson, Texas

IT IS IMPORTANT THAT PROXIES BE VOTED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO VOTE BY INTERNET, PHONE OR MAIL AS DESCRIBED IN THE PROXY CARD.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t t PROXY FOSSIL, INC. Annual Meeting of Stockholders May 22, 2013 at 9:00 a.m., local time This proxy is solicited by the Board of Directors The undersigned hereby appoints Randy S. Hyne and Heather Foster, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Fossil, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on May 22, 2013, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (Continued and to be signed on reverse side) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at http://viewproxy.com/fossil/2013/

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t t PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. CONTROL NUMBER I plan on attending the meeting o Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. _____________________________________________________________ Signature Date _____________________________________________________________ Signature (if held jointly) Date The Board of Directors recommends you vote FOR proposals 2, 3 and 4: 2 Proposal to approve, on an advisory basis, compensation of the Company’s named executive officers. o FOR o AGAINST o ABSTAIN 3 Proposal to ratify the appointment of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2013. o FOR o AGAINST o ABSTAIN 4 Proposal to approve an amendment to the Company’s certificate of incorporation to change its corporate name to Fossil Group, Inc. o FOR o AGAINST o ABSTAIN The Board of Directors recommends you vote AGAINST the following proposal: 5 Stockholder proposal regarding report describing the Company’s supply chain standards related to environmental impacts. o FOR o AGAINST o ABSTAIN NOTE: Such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees FOR WITHHOLD FOR ALL 01 Elaine Agather 06 Mark D. Quick ALL ALL EXCEPT 02 Jeffrey N. Boyer 07 Elysia Holt Ragusa 03 Kosta N. Kartsotis 08 Jal S. Shroff o o o 04 Diane L. Neal 09 James E. Skinner 05 Thomas M. Nealon 10 James M. Zimmerman To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QuickLinks

FOSSIL, INC. 901 S. Central Expressway Richardson, Texas 75080
SOLICITATION AND REVOCABILITY OF PROXIES
INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS
GENERAL
QUORUM AND VOTING
HOW TO VOTE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS (Proposal 1)
FISCAL 2012 DIRECTOR COMPENSATION TABLE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
FISCAL 2012, 2011 AND 2010 SUMMARY COMPENSATION TABLE
FISCAL 2012 GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END TABLE
FISCAL 2012 OPTION EXERCISES AND STOCK VESTED TABLE
FISCAL 2012 NONQUALIFIED DEFERRED COMPENSATION TABLE
ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 2)
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 3)
APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO CHANGE OUR CORPORATE NAME TO FOSSIL GROUP, INC. (Proposal 4)
STOCKHOLDER PROPOSAL REGARDING ENVIRONMENTAL REPORT (Proposal 5)
Stockholder Proposal
Board of Directors' Statement of Opposition
OTHER BUSINESS
DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS